Exhibit 10.21

$1,236,666,666

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

among

LENNAR CORPORATION, as Borrower,

and

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Swingline Lender, Issuing Lender, and Administrative Agent

and

HSBC BANK USA and WELLS FARGO BANK, N.A., as Documentation Agents

Dated as of June 25, 2014

J.P. MORGAN SECURITIES LLC, as Sole Bookrunner and Arranger

and

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES, INC.,

UBS SECURITIES LLC,

PNC BANK, NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS,

RBS SECURITIES INC., and

BMO CAPITAL MARKETS,

as Syndication Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES, INC.,

UBS SECURITIES LLC,

PNC BANK, NATIONAL ASSOCIATION,

RBC CAPITAL MARKETS,

RBS SECURITIES INC., and

BMO CAPITAL MARKETS,

as Arrangers

4.10	Regulations U and X; Investment Company Act	39
4.11	Pension Plan	40
4.12	Subsidiaries; Joint Ventures	40
4.13	Environmental Compliance	40
4.14	No Misrepresentation	40
4.15	Solvent	40
4.16	Foreign Direct Investment Regulations	41
4.17	Relationship of the Loan Parties	41
4.18	Insurance	41
4.19	Foreign Asset Control Regulations	41
SECTION 5.	CONDITIONS PRECEDENT	42
5.1	Conditions to Initial Extension of Credit	42
5.2	Conditions to Each Extension of Credit	43
SECTION 6.	AFFIRMATIVE COVENANTS	43
6.1	Reporting Requirements	43
6.2	Payment of Taxes and Other Potential Liens	45
6.3	Preservation of Existence	45
6.4	Maintenance of Properties	46
6.5	Access to Premises and Books	46
6.6	Notices	46
6.7	Addition and Removal of Guarantors	46
6.8	Compliance with Laws and Other Requirements	47
6.9	Use of Proceeds	47
SECTION 7.	NEGATIVE COVENANTS	47
7.1	Financial Condition Covenants	47
7.2	Liens and Encumbrances	48
7.3	Limitation on Fundamental Changes	48
7.4	Permitted Investments	49
7.5	No Margin Stock	50
7.6	Mortgage Banking Subsidiaries’ Capital Ratio	50
7.7	Prepayment of Indebtedness	50
7.8	Pension Plan	50
7.9	Transactions with Affiliates	50
7.10	Foreign Assets Control Regulations	50
SECTION 8.	EVENTS OF DEFAULT	51
SECTION 9.	THE AGENTS	53
9.1	Appointment	53
9.2	Delegation of Duties	53
9.3	Exculpatory Provisions	53
9.4	Reliance by Administrative Agent	53
9.5	Notice of Default	54
9.6	Non-Reliance on Agents and Other Lenders	54
9.7	Indemnification	54
9.8	Administrative Agent in Its Individual Capacity	55
9.9	Successor Administrative Agent	55
9.10	Documentation Agent and Syndication Agent	55

ii

SECTION 10.	MISCELLANEOUS	55
10.1	Amendments and Waivers	55
10.2	Notices	56
10.3	No Waiver; Cumulative Remedies	58
10.4	Survival of Representations and Warranties	58
10.5	Payment of Expenses and Taxes	58
10.6	Successors and Assigns; Participations and Assignments	59
10.7	Adjustments; Set-off	62
10.8	Counterparts	62
10.9	Severability	63
10.10	Integration	63
10.11	GOVERNING LAW	63
10.12	Submission To Jurisdiction; Waivers	63
10.13	Acknowledgements	63
10.14	Releases of Guarantees	64
10.15	Confidentiality	64
10.16	WAIVERS OF JURY TRIAL	65
10.17	USA Patriot Act	65

iii

SCHEDULES:

1.1A	Commitments
1.1B	Existing Liens
1.1C	Original Guarantors
3.1	Existing LCs
4.12	Subsidiaries
5.1	Lenders Requesting Notes
7.4	Existing Investments

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Reserved
D	Form of Assignment and Assumption
E	Form of New Lender Supplement
F-1	Form of Legal Opinion of Clifford Chance
F-2	Form of Legal Opinion (Internal Counsel)
G-1-4	Forms of U.S. Tax Certificates
H	Form of Letter of Credit Application

SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 25, 2014, among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as Swingline Lender, Issuing Lender and Administrative Agent (hereinafter defined).

Borrower, various lenders, and JPMorgan Chase Bank, N.A., as administrative agent for such lenders are parties to that certain Amended and Restated Credit Agreement, dated as of June 11, 2013 (as amended, supplemented or otherwise modified through the date hereof, the “Original Amended Credit Agreement”). Administrative Agent, the Lenders and Borrower now desire to amend and restate the Original Amended Credit Agreement in its entirety in accordance with the terms and provisions contained herein.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Affiliate”: as to any Person, any Person (a) which directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such Person.

“Agents”: the collective reference to the Syndication Agents, the Documentation Agents and the Administrative Agent.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Order”: means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Margin”: means for each Type of Loan, the rate per annum set forth in the pricing grid below:

Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
>55%	2.25%	1.25%	0.40%
>40% but ≤55%	2.00%	1.00%	0.35%
≤40%	1.75%	0.75%	0.30%

“Application”: an application requesting the Issuing Lender to issue a Letter of Credit, substantially in the form of Exhibit H attached hereto or in such other form as the Issuing Lender and Borrower may agree upon from time to time.

“Approved Fund”: any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., UBS Securities LLC, PNC Bank, National Association, RBC Capital Markets, RBS Securities Inc., and BMO Capital Markets.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Authorized Financial Officer”: any of the chief financial officer, treasurer or controller of the Borrower.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Percentage Interest of the Outstanding Amount.

“Basel III”: the third of the so-called Basel Accords issued by the Basel Committee on Banking Supervision.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capitalized Lease”: of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations”: as to any Person, any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock”: any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents”: (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-2 or better by S&P or P-2 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business (whether domestic or foreign), (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market funds investing in various asset classes, including substantially all the assets of which are described in the preceding clauses.

“Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than fifty percent (50%) of the Voting Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors nor (ii) appointed by directors so nominated; in each case, other than any transaction where:

(x) the Borrower becomes a direct or indirect wholly-owned Subsidiary of a holding company and either (i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (ii) the shares of the Borrower’s Voting Stock outstanding immediately prior to such transaction are converted into or exchanged for a majority of the Voting Stock of such holding company immediately after giving effect to such transaction; or

(y) both (i) Stuart Miller, together with members of his immediate family, directly or indirectly, becomes the beneficial owner of more than 50%, but less than 66 2⁄3%, of the Borrower’s outstanding Voting Stock (measured by voting power rather than number of shares) and (ii) immediately after such transaction or transactions, the Class A Common Stock is listed for trading on the New York Stock Exchange or The Nasdaq Global Market.

“Change in Status” means an event that results in a Subsidiary that was a Guarantor, for legitimate business reasons, without any intent to avoid any requirements of this Agreement, ceasing to have an obligation under this Agreement to be a Guarantor, which legitimate business reasons may include (i) the entry by such Subsidiary into a bona fide agreement with an unaffiliated third person for legitimate business reasons as a result of which a wholly-owned Subsidiary that was a Guarantor either (A) becomes a non-wholly-owned Subsidiary, (B) is required not to be a Guarantor or (C) otherwise becomes a Designated Subsidiary, (ii) a Guarantor ceasing to be a Material Subsidiary or (iii) the sale or other disposition of a Guarantor.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is June 25, 2014.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitment is $1,236,666,666.

“Commitment Fee Rate”: the rate per annum as set forth in the fee grid set forth above in the definition of “Applicable Margin”

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Competitor”: any Person that is (i) a Homebuilder or (ii) engaged primarily in the business of investing in distressed real estate and not a banking institution, life insurance company, or other similar financial institution that ordinarily is engaged in the business of making real estate loans.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer and an Authorized Financial Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period, (a) Consolidated Net Income plus (b) to the extent deducted from revenues in determining Consolidated Net Income: (i) interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, (vi) extraordinary losses, and (vii) loss (gain) on early extinguishment of indebtedness, minus (c) to the extent added to revenues in determining Consolidated Net Income, (i) non-cash gains and extraordinary gains (including for the avoidance of doubt, gains relating to the release of any tax asset valuation reserves), (ii) interest income and (iii) benefit for income taxes.

“Consolidated Indebtedness”: at any date, without duplication (a) all funded debt of the Borrower and the Ratio Subsidiaries determined on a consolidated basis; plus (b) funded debt of Joint Ventures to the extent any Loan Party has a Contingent Obligation with respect thereto, minus Joint Venture Reimbursement Obligations up to a maximum of $75,000,000; plus (c) the sum of (i) all reimbursement obligations with respect to drawn Financial Letters of Credit and drawn Performance Letters of Credit and (ii) the maximum amount available to be drawn under all undrawn Financial Letters of Credit, in each case issued for the account of, or guaranteed by, the Borrower or the Ratio Subsidiaries; plus (d) funded debt of third parties to the extent that (A) the Borrower or a Ratio Subsidiary has a Contingent Obligation with respect thereto and (B) such Contingent Obligation has been called (to the extent of the portion called); and plus (e) all Hedging Obligations of the Borrower and the Ratio Subsidiaries.

“Consolidated Interest Incurred”: for any period, the aggregate amount (without duplication and determined in each case in accordance with the Borrower’s GAAP financial statements) of interest incurred (whether expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, during such period) by the Borrower or a Ratio Subsidiary during such period, including (a) the interest portion of all deferred payment obligations and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Hedging Obligations minus interest income of the Borrower and the Ratio Subsidiaries, in each case to the extent attributable to such period; provided that interest between the Borrower or a Ratio Subsidiary to the Borrower or a Ratio Subsidiary shall be excluded.

“Consolidated Net Income”: for any period, the net income (or loss) attributable to the Borrower and the Ratio Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: at any date, the consolidated stockholders’ equity, less intangible assets, of the Borrower and the Ratio Subsidiaries determined in accordance with GAAP before non-controlling interest, all determined as of such date.

“Contingent Obligation”: of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract, “put” agreement or other similar arrangement, provided that, without limitation of the foregoing, a “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Obligation except to the extent of amounts then due and payable thereunder.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default”: any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Defaulting Lender”: any Lender, as determined by Administrative Agent in its reasonable discretion (or by the Required Lenders in their reasonable discretion in the event that the Lender in question is also Administrative Agent), that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) notified Borrower, Administrative Agent, the Issuing Lenders, the Swingline Lender or any Lender in writing that it does not intend to comply with any funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit unless such Lender notifies the Administrative Agent and the Borrower in writing that such announcement is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (c) failed, within three (3) Business Days after written request by Administrative Agent (or Required Lenders) (or, in the event that the Lender in question is also Administrative Agent, the Required Lenders) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective loans and participations in then-outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative

Agent); (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Subsidiaries”: as of any date, any Subsidiary that is prohibited from delivering a Guarantee Agreement by law, rule, regulation or an agreement with a Person not Affiliated with the Borrower.

“Documentation Agents”: collectively, PNC Bank, National Association and Wells Fargo Bank, N.A.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Eligible Assignee”: any of (i) a Lender or a Lender Affiliate, (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (v) a nationally or internationally recognized investment banking company or other financial institution in the business of making, investing in or purchasing loans, or an Affiliate thereof organized under the laws of any State of the United States or any other country which is a member of OECD, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; or (vi) an Approved Fund. In no event shall a Defaulting Lender be deemed to be an Eligible Assignee.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.

“Exchange Act”: the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans, any Letter of Credit or Commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loans, any Letter of Credit or Commitments (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such

Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(e) or Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing LCs”: as defined in Section 3.1.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(i) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Financial Letter of Credit”: a letter of credit that is not a Performance Letter of Credit.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in Section 4.1 affects any financial calculation contained herein, (i) Borrower, the Lenders and Administrative Agent hereby agree to make such amendments hereto to the effect that each relevant provision is not more or less restrictive than such provision as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements, and (ii) pending the effectiveness of such amendment, (a) Borrower shall not be in default hereunder if, solely as a result of such change in generally accepted accounting principles, Borrower is not in compliance with any such provision contained herein and (b) GAAP will be interpreted as it was in effect prior to such amendment.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee Agreement”: the Second Amended and Restated Guarantee Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Guarantors”: each wholly-owned Subsidiary of Borrower except Mortgage Banking Subsidiaries, Rialto Subsidiaries, Designated Subsidiaries and Subsidiaries that are not Material Subsidiaries. The original Guarantors are indicated on Schedule 1.1C to this Agreement.

“Hedging Obligations”: of a Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Homebuilder”: any Person that is listed on the most recent Builder 100 list published by Builder magazine, ranked by revenues or closings (or if such list is no longer published, identified in such other published list or through such other means as is mutually agreed by the Administrative Agent and the Borrower) or any Affiliate of such Person.

“Increased Facility Closing Date”: as defined in Section 2.21.

“Indebtedness”: of any Person at any date, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (A) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and (B) liabilities related to consolidated inventory not owned (but specifically excluding from such exception the deferred purchase price of Real Estate), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, except Liens described in clause (p) of the definition of “Permitted Liens”, (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds) or a reimbursement obligation of such Person with respect to any Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds), (ix) consisting of Hedging Obligations, (x) consisting of Off-Balance Sheet Liabilities or (xi) consisting of Contingent Obligations; and (b) obligations of such Person to purchase Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Coverage Ratio”: as of any date, for the applicable period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Incurred.

“Interest Coverage Trigger”: as defined in Section 7.1(a).

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such day is not a Business Day, the following Business Day), or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, such other period as may be agreed to by all Lenders), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, such other period as may be agreed to by all Lenders), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is two (2) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment”: (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to another Person or (c) the purchase or other acquisition of assets of another Person that constitute a business unit. For purposes hereof, the book value of any Investment shall be calculated in accordance with GAAP.

“Investment Grade Rating”: a senior unsecured public debt rating of BBB- or higher from S&P or Baa3 or higher from Moody’s.

“Issuance Date”: the date of issuance of a Letter of Credit by an Issuing Lender.

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit and any other Lender approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Joint Venture”: a joint venture (whether in the form of a corporation, a partnership, limited liability company or otherwise) (a) to which the Borrower or a Joint Venture Subsidiary is or becomes a party (other than tenancies in common), (b) whether or not Borrower is required to consolidate the joint venture in its financial statements in accordance with GAAP, and (c) in which the Borrower or any Joint Venture Subsidiary has or will have a total investment exceeding $25,000 or which has total assets plus contingent liabilities exceeding $100,000. For the purposes of this definition, the Borrower’s or Joint Venture Subsidiary’s investment in a joint venture shall be deemed to include any Securities of the joint venture owned by the Borrower or any Joint Venture Subsidiary, any loans, advances or accounts payable to the Borrower or any Joint Venture Subsidiary from the joint venture, any commitment or other agreement by the Borrower or any Joint Venture Subsidiary to provide funds or credit to the joint venture and the Borrower’s or Joint Venture Subsidiary’s share of the undistributed profits of the joint venture.

“Joint Venture Reimbursement Obligations”: in the case of the Indebtedness of any Joint Venture, the obligation of any partner or joint venturer not Affiliated with the Borrower to reimburse the Borrower or a Subsidiary for liabilities that the Borrower or a Subsidiary may incur in connection with a guaranty of any Indebtedness of such Joint Venture.

“Joint Venture Subsidiary”: a Subsidiary of the Borrower which is a partner, shareholder or other equity owner in a Joint Venture which is not a Loan Party.

“L/C Commitment”: $500,000,000.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto and, as the context requires, includes the Swingline Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Leverage Ratio”: the ratio, as of any date, of (a) Consolidated Indebtedness (excluding the Rialto Guaranty) minus the sum of (i) Unrestricted Cash and (ii) cash and Cash Equivalents of consolidated Joint Ventures (not to exceed Joint Venture Indebtedness), to the extent the sum of (i) and (ii) exceed the Required Liquidity, divided by (b) Consolidated Indebtedness plus Consolidated Tangible Net Worth, plus, at any time when the Borrower has an Investment Grade Rating, the lesser of fifty percent (50%) of Subordinated Debt and $300,000,000.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). For the avoidance of doubt, a restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by a Loan Party and which does not secure an obligation to pay money is not a Lien.

“Liquidity”: at any time, the sum of all Unrestricted Cash held by the Borrower and the Ratio Subsidiaries.

“Loan”: any Revolving Loan made by any Lender or Swingline Loan made by the Swingline Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee Agreement, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: as of any date, the Borrower and the Guarantors.

“Mandatory Prepayment and Leverage Ratio Event”: as defined in Section 7.1(a).

“Material Adverse Effect”: since the date of the audited financial statements most recently delivered prior to the Closing Date: (a) a change, event or circumstance that could reasonably be expected to result in a material adverse effect on the financial condition of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform the payment or other material obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against Borrower or any other Loan Party of any material obligations of Borrower or any other Loan Party under any Loan Document to which it is a party.

“Material Subsidiaries”: as of any date, each Subsidiary of Borrower (other than the Mortgage Banking Subsidiaries, Rialto Subsidiaries and Designated Subsidiaries) that has a Net Worth (excluding ownership interests in, or intercompany indebtedness of, other Subsidiaries) of $10,000,000 or more as of such date; provided that, in no event may there exist wholly-owned Subsidiaries of the Borrower (other than the Mortgage Banking Subsidiaries, Rialto Subsidiaries and Designated Subsidiaries) that have, in the aggregate, a Net Worth in excess of $75,000,000 that are not Guarantors.

“Mortgage Banking Subsidiary”: a Subsidiary of the Borrower which is engaged or hereafter engages in the mortgage banking business, including the origination, servicing, packaging and/or selling of mortgages on residential single- and multi-family dwellings and/or commercial property.

“Net Worth”: at any date, with respect to any Person the amount of consolidated stockholders’ equity, less intangible assets, of such Person and its consolidated Subsidiaries as shown on its balance sheet as of such date in accordance with GAAP.

“New Lender”: as defined in Section 2.21.

“New Lender Supplement”: as defined in Section 2.21.

“Non-Guarantor Subsidiaries”: as of any date, the Mortgage Banking Subsidiaries, the Rialto Subsidiaries, the Designated Subsidiaries and Subsidiaries that are not Material Subsidiaries.

“Non-Recourse Indebtedness”: Indebtedness of a Loan Party for which its liability is limited to the asset or property upon which it grants a Lien to the holder of such Indebtedness as security for such Indebtedness.

“Non-U.S. Lender”: as defined in Section 2.16(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: all advances to, and debts, liabilities and obligations of, Borrower and Guarantors arising under any loan document for this Agreement or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Guarantor or any Affiliate thereof of any proceeding under any bankruptcy or insolvency naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities”: of a Person, (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability of such Person or any of its Subsidiaries under any financing lease, any synthetic lease (under which all or a portion of the rent payments made by the lessee are treated, for tax purposes, as payments of interest, notwithstanding that the lease may constitute an operating lease under GAAP) or any other similar lease transaction, or (c) any obligations of such Person or any of its Subsidiaries arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing and which has an actual or implied interest component but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

“Original Amended Credit Agreement”: as defined in the preamble hereto.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Outstanding Amount”: as of any date, the aggregate principal amount of Loans outstanding after giving effect to any borrowings, repayments and prepayments on such date plus the amount of L/C Obligations outstanding on such date after giving effect to any issuance or reimbursements made on such date.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage Interest”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Outstanding Amount, the Percentage Interests shall be determined in a manner designed to ensure that the remaining Outstanding Amount shall be held by the Lenders on a comparable basis.

“Performance Letter of Credit”: a letter of credit issued to insure (i) the completion of improvements and infrastructure; (ii) maintenance of improvements and infrastructure; or (iii) other similar obligations incurred in the ordinary course of business, in each case only to the extent such letter of credit does not insure obligations constituting Indebtedness.

“Permitted Investments”: (a) readily marketable, direct, full faith, and credit obligations of the United States, or obligations guaranteed by the full faith and credit of the United States, maturing within not more than one (1) year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one (1) year from the date of issuance and which are maintained with a Lender, a domestic or foreign commercial bank having capital and surplus in excess of $100,000,000 or are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper or master notes maturing in 365 days or less from the date of issuance rated either “P-2” or better by Moody’s, or “A-2” or better by S&P); (d) debt instruments of a domestic or foreign issuer which mature in one (1) year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business (whether domestic or foreign); (f) short term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either “P-2” or better by Moody’s or “A-2” or better by S&P which mature in one (1) year or less; (g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within not more than one (1) year from the date of acquisition thereof and, at the time of acquisition, having one (1) of the two (2) highest ratings obtainable from any two of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); (h) investment grade bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than ten (10) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s, or Fitch (or, if at any time no two (2) of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to Administrative Agent); and (i) shares of money market, mutual, or similar funds which invest primarily in securities of the type described in clauses (a) through (h) above.

“Permitted Liens”:

(a) Liens existing on the date of this Agreement and described on Schedule 1.1B hereto;

(b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 60 days or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, zoning restrictions, assessment district or similar Liens in connection with municipal financing or community development bonds, and similar restrictions, encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the Real Estate subject thereto (as such Real Estate is used by any Loan Party) or interfere with the ordinary conduct of the business of the Loan Parties;

(f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an event of default hereunder with respect thereto;

(g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(h) Liens securing Indebtedness of a Person existing at the time such Person becomes a Loan Party or is merged with or into a Loan Party and Liens on assets or properties at the time of acquisition thereof, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets;

(i) Liens against the ownership interest of a Loan Party in a Joint Venture or Non-Guarantor Subsidiary;

(j) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings, or other similar bad faith actions, taken by a Person not an Affiliate of the Borrower; provided that a Loan Party is disputing such Lien in good faith and by appropriate proceedings;

(k) Liens securing Hedging Obligations arising in the ordinary course of business of a Loan Party and not for speculative purposes;

(l) Liens securing obligations of a Loan Party arising in connection with letters of credit and/or letter of credit facilities;

(m) Liens on model homes;

(n) Liens securing Non-Recourse Indebtedness;

(o) Liens incurred in connection with the acquisition of an asset (including via license, lease or other arrangement), provided that such Lien (i) is incurred at the time of such acquisition or within 180 days thereof and (ii) such Lien encumbers only the asset so acquired;

(p) Liens securing obligations of any Loan Party to any third party in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property granted to a developer or seller of real property that arises as a result of the non-use or non-development of such real property by a Loan Party, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property and property belonging to such third parties, in each case entered into in the ordinary course of such Loan Party’s business;

(q) Liens securing other Indebtedness or obligations in an amount not in excess of $25,000,000 in the aggregate;

(r) Liens on cash and Cash Equivalents securing obligations arising under total return swaps, repurchase agreements and other similar transactions entered into by the Borrower or any other Loan Party with respect to debt securities owned by the Borrower or any other Loan Party; and

(s) Liens securing Indebtedness incurred to refinance any Indebtedness that was previously so secured and permitted hereunder (which refinancing Indebtedness may exceed the amount refinanced, provided such refinancing Indebtedness is otherwise permitted under this Agreement) in a manner no more adverse to the Lenders than the terms of the Liens securing such refinanced Indebtedness.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, other than a multiemployer plan (as defined in Section 3(37) of ERISA), that is subject to Title IV of ERISA or Section 412 of the Code in respect of which any Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Profit and Participation Agreement”: an agreement, secured by a deed of trust, mortgage or other Lien against a property or asset, with respect to which the purchaser of such property or asset agrees to pay the seller of such property or asset a profit, price, premium participation or other similar amount in respect of such property or asset.

“Ratio Subsidiaries”: as of any date, the Subsidiaries of the Borrower except Mortgage Banking Subsidiaries, Rialto Subsidiaries and Designated Subsidiaries.

“Real Estate”: land, rights in land and interests therein (including, without limitation, leasehold interests), and equipment, structures, improvements, furnishings, fixtures and buildings (including a mobile home of the type usually installed on a developed site) located on or used in connection with land, rights in land or interests therein (including leasehold interests), but shall not include Mortgages or interests therein.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refunded Swingline Loans”: as defined in Section 2.4.

“Register”: as defined in Section 10.6(b).

“Regulations U and X”: Regulations U and X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reportable Event”: a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders”: at any time, the holders of more than fifty percent (50%) of the Total Commitments then in effect or, if the Commitments have been terminated, the Outstanding Amount at such time.

“Required Liquidity”: as of any date, (a) $10,000,000 plus (b) if, as of the end of the fiscal quarter most recently ended, the Interest Coverage Ratio was less than 1.50 to 1.00, an amount equal to 1.00x Consolidated Interest Incurred for the last twelve months then ended.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or president or executive vice president of the Borrower.

“Revolving Loans”: as defined in Section 2.1(a).

“Rialto Guaranty”: the Guaranty Agreement dated as of September 30, 2010 made by the Borrower in respect of a loan to Rialto Regi, LLC in the original principal amount of $125,395,423.

“Rialto Subsidiaries”: as of any date, a Subsidiary of Borrower which is engaged or hereafter engages in originating, underwriting, acquiring, owning, financing, selling, managing and/or servicing real estate assets, third party capital, commercial and residential real estate loans and/or mortgage backed securities.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country”: at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Significant Subsidiaries”: as of any date, any Loan Party that has either (i) $100,000,000 or more of assets or (ii) stockholder’s equity constituting five percent (5%) or more of consolidated stockholders equity of Borrower before non-controlling interest.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such

Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person does not intend to, and does not believe that it will incur debts beyond such Person’s ability to pay such debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary”: as to any Person, a corporation, partnership, joint venture, limited liability company, or other business entity (except for Persons which would not be considered a Subsidiary of such Person but for the application of FASB Interpretation No. 46 or EITF 04-5 issued by the Financial Accounting Standards Board and the Emerging Issues Task Force, as such interpretations or pronouncements may be amended or modified from time to time) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender in respect of any Swingline Loan shall be its Percentage Interest of the principal amount of such Swingline Loan.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4.

“Syndication Agents”: collectively, Bank of America, N.A., Citibank, N.A., Deutsche Bank Securities, Inc., UBS Securities LLC, and Bank of Montreal.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: June 25, 2018, subject, however, to earlier termination of the Total Commitment pursuant of the terms of this Agreement.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code”: the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any collateral provided pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“United States” or “U.S.”: the United States of America.

“Unrestricted Cash”: cash and Cash Equivalents of the Borrower and Ratio Subsidiaries that are free and clear of all Liens (other than bankers’ Liens) and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the applicable Loan Party.

“U.S. Tax Compliance Certificate”: as defined in Section 2.16(f)(ii)(C).

“Voting Stock”: with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (other than preferred stock or similar securities that vote solely by reason of a contingency, such as bankruptcy) to vote in the election of members of the board of directors of such Person.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights, and (v) references to agreements or other Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Percentage Interest of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, and after giving effect to the proposed Revolving Loan and application of the proceeds thereof to the repayment of any outstanding Obligations, does not exceed the amount of such Lender’s Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 1:00 P.M., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) by 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to (i) 12:00 Noon, New York City time, in the case of Eurodollar Loans and (ii) 2:00 P.M., New York City time, in the case of ABR Loans, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by otherwise transferring such amounts as the Borrower shall direct.

2.3 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date, the tenth (10th) Business Day after such Swingline Loan is made, or the date that the next Revolving Loan is borrowed.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 3:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 4:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Percentage Interest of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. If the amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans, then the Borrower shall pay such difference to the Administrative Agent within two (2) Business Days of notice from the Administrative Agent, which payments shall be made available by the Administrative Agent to the Swingline Lender to repay the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8(e) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage Interest times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears within three (3) Business Days of receipt an invoice from the Administrative Agent; provided, however, pursuant to Section 2.20, the Borrower shall not be obligated to pay a commitment fee for the account of any Defaulting Lender.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Outstanding Amount would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 11:00 A.M., New York City time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8 Mandatory Prepayments. Subject to the provisions of this Section 2.8, if and to the extent at the end of any fiscal quarter following the occurrence of a Mandatory Prepayment and Leverage Ratio Event:

(a) the sum of, in each case without duplication, (i) the Indebtedness of Borrower and each Restricted Subsidiary secured by a Lien on assets of Borrower or a Restricted Subsidiary that does not constitute a Permitted Lien, plus (ii) the Outstanding Amount (excluding the amount of L/C Obligations under Performance Letters of Credit) under this Agreement, exceeds

(b) 20% of Total Consolidated Stockholders Equity (excluding non-controlling interests),

the Borrower shall reduce the Outstanding Amount by the amount of such excess.

For purposes of the foregoing, Indebtedness, Restricted Subsidiary, Lien, Permitted Lien and Total Consolidated Stockholders Equity shall have the meanings given to such terms in the most restrictive outstanding indenture for Borrower’s senior notes. Commencing with the end of the fiscal quarter following satisfaction of the Interest Coverage Trigger for two consecutive quarters, the provisions of this Section 2.8 shall no longer be applicable, unless and until a Mandatory Prepayment and Leverage Ratio Event thereafter occurs.

Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied, first, to the prepayment of Swingline Loans, second, to the prepayment of Revolving Loans, and third, that if the aggregate principal amount of Revolving Loans and Swingline Loans then-outstanding is less than the amount of such prepayments (because L/C Obligations constitute a portion thereof), Borrower shall, to the extent of the balance, deposit an amount in cash equal to 100% of such L/C Obligations in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment of Revolving Loans pursuant to Section 2.8 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.9 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen Eurodollar Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2%) or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus two percent (2%), and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), after giving effect to any applicable grace period, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand.

2.12 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (A) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, (B) the Applicable Margin related to Letters of Credit and (C) Letter of Credit fees, shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest and such fees shall accrue for each period from and including the first day of such period but excluding the last day of such period. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.14 Pro Rata Treatment and Payments.

(a) Except as set forth in Section 2.20 below, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentage Interests of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.4(c), 2.14(d), 2.14(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.15 Requirements of Law.

(a) If (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or the Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date actually enacted, adopted or issued:

(A) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or the Issuing Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender or the Issuing Lender any other similar condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender or Issuing Lender or such other Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by such Lender or the Issuing Lender or such other Recipient hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, the Issuing Lender or such other Recipient, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender, the Issuing Lender or such other Recipient, as the case may be for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or the Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, including compliance (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines, or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued and (ii) with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) pursuant to Basel III, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s, or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, the Issuing Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, after submission by such Lender or the Issuing Lender to the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as will compensate such Lender, the Issuing Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by any Lender or the Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15, the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.15 for any amounts incurred more than six months prior to the date that such Lender or the Issuing Lender notifies the Borrower of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(ii) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA and the rules and regulations promulgated pursuant thereto if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply their its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(g) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any tax as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(i) For purposes of this Section 2.16, the term “Lender” includes an Issuing Lender and the term “applicable law” includes FATCA.

2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a), (b) is a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders (with the percentage in such definition being deemed to be 50% for this purpose) has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iii) the replacement shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement shall be an Eligible Assignee reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 2.5(a) and 3.3(a);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1);

(c) if any Swingline Exposure or L/C Obligations exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentage Interests only to the extent (A) no non-Defaulting Lender’s Percentage Interest (determined excluding the Commitments of Defaulting Lenders) of the Outstanding Amount exceeds such non-Defaulting Lender’s Commitment and (B) the conditions set forth in Section 5.2 (other than 5.2(a)) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within five (5) Business Days following notice by Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, if requested by an Issuing Lender, cash collateralize such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding;

(iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations pursuant to this Section 2.20(c), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3 with respect to such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations during the period such Defaulting Lender’s Percentage Interest of outstanding L/C Obligations are cash collateralized;

(iv) if the Percentage Interest of outstanding L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to this Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.5 and Section 3.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Percentage Interests; or

(v) if any Defaulting Lender’s Percentage Interest of outstanding L/C Obligations are neither cash collateralized nor reallocated pursuant to this Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3 with respect to such Defaulting Lender’s L/C Obligations shall be payable to each Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated.

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100%-covered by the Commitments of the non-Defaulting Lenders (and participating interests in any such newly issued or increased Letters of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) and/or, if requested by any Issuing Lender, cash collateral will be provided by Borrower in accordance with Section 2.20.

(e) so long as any Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.19) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative

Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (iii) third, if Administrative Agent or any Issuing Lender so requests, to be held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing interest in Letters of Credit, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by Administrative Agent, (v) fifth, to the payment of any amounts owing to the Lenders or an Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that Administrative Agent, Borrower and the Issuing Lenders (as applicable) each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage Interest; provided that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.21 Increase in Commitments. The Borrower may, at its option, at any time or from time to time prior to the Termination Date, increase the Total Commitments by up to $263,333,334 (the “Commitment Increase”) to an aggregate principal amount not to exceed $1,500,000,000 by requesting the existing Lenders or new lenders to commit to any such increase; provided that, (i) no Lender shall be required to commit to any such increase; (ii) no such increase shall become effective unless at the time thereof and after giving effect thereto (A) no Default or Event of Default shall have occurred and be continuing, (B) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects , and (C) Administrative Agent shall have received a certificate from Borrower to the effect of (A) and (B) of clause (ii); and (iii) no new lender shall become a Lender pursuant to this Section 2.21 unless such lender is an Eligible Assignee and Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld. Borrower shall be entitled to pay upfront or other fees to such lenders who extend credit pursuant to this Section 2.21 as Borrower and such lenders may agree. Such increases in the Commitments shall become effective on the date (each such date, an “Increased Facility Closing Date”) specified in an activation notice delivered to Administrative Agent no less than ten (10) Business Days prior to effective date of such notice specifying the amount of the increase and the effective date thereof. Each new lender that provides any part of any such increase in the Commitments (a “New Lender”) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement. Unless otherwise agreed by Administrative Agent, on each Increased Facility Closing Date, Borrower shall borrow Revolving Loans under the relevant increased Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan (and, in the case of Eurodollar Loans, of each Eurodollar Tranche) which would then have been outstanding from such Lender if (x) each such Type or Eurodollar Tranche had been borrowed or effected on such Increased Facility Closing Date and (y) the aggregate amount of each such Type or Eurodollar Tranche requested to be so borrowed or effected had been proportionately increased, and, if applicable in connection with such increased Commitments, Borrower shall pay all amounts due under Section 2.17. The Eurodollar Base Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the rate then applicable to the Eurodollar Loans of the other Lenders in the same Eurodollar Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between Borrower and the relevant Lender).

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (and on behalf of the Borrower or any Subsidiary or Joint Venture) on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender acting reasonably; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments would be less than zero. Each Letter of Credit shall (x) be denominated in Dollars and (y) expire no later than the date that is ten (10) Business Days prior to the Termination Date. Notwithstanding that the Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary or Joint Venture, the Borrower shall be obligated to reimburse the Issuing Lender and the Lenders for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a Subsidiary or Joint Venture inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary or Joint Venture. On the date hereof, the letters of credit issued under the Original Amended Credit Agreement set forth on Schedule 3.1 attached hereto (collectively, the “Existing LCs”) shall be continued from the Original Amended Credit Agreement under this Agreement and from and after the date hereof, notwithstanding any language to the contrary contained in any of the Existing LCs, the Existing LCs shall be deemed Letters of Credit issued under this Agreement, and Borrower shall execute such acknowledgments and agreements as Administrative Agent may reasonably request to evidence the foregoing.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering (including via electronic delivery) to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such information describing the purpose of the letter of credit and the location of the related project or development as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and such information describing the purpose of the letter of credit and the location of the related project or development delivered to it in connection therewith in accordance with its customary procedures and shall issue, unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not be satisfied, the Letter of Credit requested thereby within two (2) Business Days after its receipt of the Application therefor and all such requested information relating thereto by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on the undrawn portion of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt an invoice from Administrative Agent after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account (excluding, for any Issuing Lender, such Issuing Lender’s Commitment as a Lender) a fronting fee of 0.10% per annum on the aggregate undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt an invoice from Administrative Agent or the Issuing Lender after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses approved by the Borrower as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage Interest in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Percentage Interest of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C

Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under this Agreement. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender through Administrative Agent if so requested by Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) the draft so paid and (b) any costs and expenses described in Section 3.3(b) incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender or the Administrative Agent at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c). Each Issuing Lender shall give the Administrative Agent and the Borrower written notice, within one (1) Business Day, of receipt of each draw request under any Letter of Credit, together with a copy of each such draw request.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit (provided that where an original Letter of Credit is required by the terms thereof, an original or duplicate original which has been indemnified by the beneficiary must be presented, and provided further that the foregoing shall not exculpate the Issuing Bank from liability to the Borrower for the Issuing Bank’s gross negligence or willful misconduct as may be finally judicially determined in an independent action or proceeding brought by the Borrower against the Issuing Bank following payment of the Borrower’s Reimbursement Obligations), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct (as found by a final and nonappealable decision of a court of competent jurisdiction), shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall, within one (1) Business Day after receipt thereof, notify the Borrower of the date and amount thereof together with a copy of such draft. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lender and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent, the Issuing Lender and each Lender that:

4.1 Financial Statement. Borrower has furnished to the Lenders on or prior to the Closing Date a copy of the Form 10-Q of Borrower and its Subsidiaries for the period ended February 28, 2014; it being understood that such financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower. Such financial statements and the notes thereto, and any financial statements required to be delivered by Borrower hereunder and the notes thereto, fairly present in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP.

4.2 No Material Adverse Change. There has been no material adverse change in the financial condition of Borrower and its Subsidiaries, taken as a whole, since the date of the most recently delivered financial statements.

4.3 Organization, Powers, and Capital Stock. Each of the Loan Parties (a) is a corporation, limited partnership or limited liability company (as applicable) duly organized or formed, validly existing and in good standing under laws of its state of incorporation or formation, (b) has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to carry on its business as now conducted, (c) is duly qualified or licensed to transact business in every jurisdiction in which such qualification or licensing is necessary to enable it to enforce all of its contracts and other rights and to avoid any penalty or forfeiture except in each case to the extent of omissions that would not have a Material Adverse Effect. All outstanding shares of Capital Stock of Borrower are duly authorized, validly issued, fully paid, nonassessable, and issued in compliance with all applicable state and federal securities laws.

4.4 Authorization; and Validity of this Agreement; Consents; etc.

(a) Each of the Loan Parties has the power and authority to execute and deliver this Agreement, the Notes, the Guarantee Agreement and the other Loan Documents to which it is a party and to perform all its obligations hereunder and thereunder. The execution and delivery by the Borrower of this Agreement and the Notes and by each of the Loan Parties of the Guarantee Agreements and the other Loan Documents to which it is a party and its performance of its obligations hereunder and thereunder and any and all actions taken by the Loan Parties (i) have been duly authorized by all requisite corporate action or other applicable limited partnership or limited liability company action, (ii) will not violate or be in conflict with (A) any provisions of law (including, without limitation, any applicable usury or similar law), (B) any order, rule, regulation, writ, judgment, injunction, decree or award of any court or other agency of government, or (C) any provision of its certificate of incorporation or by-laws, certificate of limited partnership or limited partnership agreement, or articles or certificate of formation or operating agreement (as applicable), (iii) will not violate, be in conflict with, result in a breach of or constitute a default under any material indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including without limitation any indentures pursuant to which any debt Securities of the Borrower have been issued), and (iv) except as otherwise contemplated by this Agreement, will not result in the creation or imposition of any lien, charge or encumbrance upon, or any security interest in, any of its properties or assets. Each of this Agreement, the Notes, the Guarantee Agreement and the other applicable Loan Documents has been duly executed and delivered by the applicable Loan Parties. The Loan Documents constitute legal, valid and binding obligations of the applicable Loan Parties enforceable against the applicable Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or is subject to any charter or other restrictions that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any other Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party that would have a Material Adverse Effect, and consummation of the transactions contemplated hereby and in the other Loan Documents will not cause any Loan Party to be in material default under any material indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including without limitation any indentures pursuant to which any debt Securities of the Borrower have been issued).

(c) No order, license, consent, approval, authorization of, or registration, declaration, recording or filing (except for the filing of a Current Report on Form 8-K, and a Quarterly Report on Form 10-Q, in each case with the SEC) with, or validation of, or exemption by, any governmental or public authority (whether federal, state or local, domestic or foreign) or any subdivision thereof is required in connection with, or as a condition precedent to, the due and valid execution, delivery and performance by any Loan Party of the Credit Agreement, the Notes, the Guarantee Agreements or the other Loan Documents, or the legality, validity, binding effect or enforceability of any of the respective terms, provisions or conditions thereof. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are required for the acquisition, ownership, operation or maintenance by any Loan Party of properties now owned, operated or maintained by any of them, those franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor, except in each case to the extent of omissions that would not have a Material Adverse Effect.

4.5 Compliance with Laws and Other Requirements. Each Loan Party is in compliance with and conform to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of all domestic or foreign governments or any instrumentality thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, the violation of which would have a Material Adverse Effect, including, without limitation, regulations of the Board of Governors of the Federal Reserve System, the Federal Interstate Land Sales Full Disclosure Act, the Florida Land Sales Act or any comparable statute in any other applicable jurisdiction.

4.6 Litigation. There is no action, suit, proceeding or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) pending or, to the best knowledge of the Borrower, threatened against or affecting any Loan Party which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default would have a Material Adverse Effect.

4.7 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

4.8 Title to Properties. Each of the Loan Parties has good and marketable fee title, or title insurable by a reputable and nationally recognized title insurance company, to the Real Estate owned by it, and to all the other assets owned by it and either reflected on the balance sheet and related notes and schedules most recently delivered by the Borrower to the Lenders (the “Recent Balance Sheet”) or acquired by it after the date of that balance sheet and prior to the date hereof, except for those properties and assets which have been disposed of since the date of the Recent Balance Sheet or which no longer are used or useful in the conduct of its business and properties and assets the absence of which would not have a Material Adverse Effect. All such Real Estate and other assets owned by the Loan Parties are free and clear of all mortgages, Liens, charges and other encumbrances (other than Permitted Liens), except (i) in the case of Real Estate, as reflected on title insurance policies insuring the interest of the applicable Loan Party in the Real Estate or in title insurance binders issued with respect to the Real Estate (some of which title insurance binders have expired but were valid at the time of acquisition of the relevant Real Estate), and (ii) as reflected in the Recent Balance Sheet.

4.9 Tax Liability. There have been filed all federal, state and local tax returns with respect to the operations of the Loan Parties which are required to be filed, except where extensions of time to make those filings have been granted by the appropriate taxing authorities and the extensions have not expired or where failure to file would not have a Material Adverse Effect. The Loan Parties have paid or caused to be paid to the appropriate taxing authorities all Taxes as shown on those returns and on any assessment received by any of them, to the extent that those Taxes have become due, except for Taxes the failure to pay which do not violate the provisions of this Agreement.

4.10 Regulations U and X; Investment Company Act.

(a) Neither the Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U or Regulation X). Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Loan Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.

(b) No part of the proceeds of any of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. If requested by the Lenders, the Borrower shall furnish to the Lenders a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U. No part of the proceeds of the Loans will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X.

(c) No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.11 Pension Plan. Neither the Borrower nor any other Loan Party is executing or delivering any of the Loan Documents or entering into any of the transactions contemplated hereby, directly or indirectly, in connection with any arrangement or understanding in any respect involving any “employee benefit plan” with respect to which the Borrower or any other Loan Party is a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, or a “disqualified person”, within the meaning of the Code. No Unfunded Liabilities exist with respect to any Plans except as would not have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other Loan Party nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

4.12 Subsidiaries; Joint Ventures. As of the date hereof, Schedule 4.12 contains a complete and accurate list of (a) all Subsidiaries of the Borrower, including, with respect to each Subsidiary, (i) its state of incorporation and (ii) the number and percentage of its shares owned by the Borrower and/or by any other Subsidiary, and (b) each Joint Venture, including, with respect to each such Joint Venture, (i) its jurisdiction of organization and (ii) the number and percentage of its shares owned by the Borrower and/or by any other Subsidiary. All the outstanding shares of Capital Stock of each Subsidiary of the Borrower are validly issued, fully paid and nonassessable, except as otherwise provided by state wage claim laws of general applicability. All of the outstanding shares of Capital Stock of each Subsidiary owned by the Borrower or another Subsidiary as specified in Schedule 4.12 are owned free and clear of all Liens, security interests, equity or other beneficial interests, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Neither the Borrower nor any other Loan Party owns of record or beneficially any shares of the Capital Stock or other equity interests of any Subsidiary that is not a Guarantor, except Non-Guarantor Subsidiaries.

4.13 Environmental Compliance. To the best of the Borrower’s knowledge and belief, no Hazardous Substances in material violation of any Environmental Laws are present upon any of the Real Estate owned by any Loan Party or any Real Estate which is encumbered by any Mortgage held by any Loan Party, and neither the Borrower nor any other Loan Party has received any notice to the effect that any of the Real Estate owned by the Borrower or any other Loan Party or any of their respective operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment which non-compliance or remedial action could be reasonably expected to have a Material Adverse Effect.

4.14 No Misrepresentation. The certificates, schedules, exhibits, reports and other documents provided or to be provided by any Loan Party in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents), taken as a whole, do not contain or will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

4.15 Solvent. Borrower and its Subsidiaries on a consolidated basis are Solvent.

4.16 Foreign Direct Investment Regulations. Neither the making of the Loans or advances of credit nor the repayment thereof nor any other transaction contemplated hereby will involve or constitute a violation by any Loan Party of any provision of the Foreign Direct Investment Regulations of the United States Department of Commerce or of any license, ruling, order, or direction of the Secretary of Commerce thereunder.

4.17 Relationship of the Loan Parties. The Loan Parties are engaged as an integrated group in the business of owning, developing and selling Real Estate and of providing the required services, credit and other facilities for those integrated operations. The Loan Parties require financing on such a basis that funds can be made available from time to time to such entities, to the extent required for the continued successful operation of their integrated operations. The Loans and other advances of credit to be made to the Borrower under this Agreement are for the purpose of financing the integrated operations of the Loan Parties, and the Loan Parties expect to derive benefit, directly or indirectly, from the Loans and other advances, both individually and as a member of the integrated group, since the financial success of the operations of the Loan Parties is dependent upon the continued successful performance of the integrated group as a whole.

4.18 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.

4.19 Foreign Asset Control Regulations. Neither the execution and delivery of the Loan Documents by Borrower or any other Loan Party nor the use of the proceeds by the Borrower of any Loan or any extension of credit, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, none of the Borrower, any Loan Party nor any of their respective Subsidiaries (a) are or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) to Borrower’s knowledge, engage or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

4.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower shall not directly or indirectly utilize the proceeds of any Loan or Letter of Credit in a manner that will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Notes. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower and each Lender listed on Schedule 1.1A, which shall be in full force and effect, (ii) the Guarantee Agreement, executed and delivered by each Guarantor, which shall be in full force and effect, and (iii) a Note payable to the order of each Lender that shall have requested a Note in accordance with this Agreement (which Lenders as of the Closing Date are identified on Schedule 5.1 attached hereto) and the Swing Line Note payable to the Swing Line Bank, which shall be in full force and effect.

(b) Financial Statements. The Lenders shall have received filed form 10-Q for the Borrower and its Subsidiaries for the fiscal quarter ended February 28, 2014 (which financial statement shall be deemed delivered when filed with the SEC).

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses of the Administrative Agent for which invoices have been presented by 12:00 Noon, New York City time at least two (2) Business Days prior to the Closing Date (including the reasonable fees and expenses of legal counsel to the Administrative Agent) on or before the Closing Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The following supporting documents with respect to the Borrower and certain other Loan Parties: (i) a copy of its certificate or articles of incorporation or formation or certificate of limited partnership (as applicable) certified as of a date reasonably close to the Closing Date to be a true and accurate copy by the Secretary of State of its state of incorporation or formation; (ii) a certificate of that Secretary of State, dated as of a date reasonably close to the Closing Date, as to its existence and (if available) good standing; (iii) a certificate of the Secretary of State of each jurisdiction, other than its state of incorporation, in which it does business, as to its qualification as a foreign corporation; (iv) a copy of its by-laws, partnership agreement or operating agreement (as applicable), certified by its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable) to be a true and accurate copy of its by-laws, partnership agreement or operating agreement (as applicable) in effect on the Closing Date; (v) a certificate of its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable), as to the incumbency and signatures of its officers or other Persons who have executed any documents on behalf of such Loan Party in connection with the transactions contemplated by this Agreement; (vi) a copy of resolutions of its Board of Directors, certified by its secretary or assistant secretary to be a true and accurate copy of resolutions duly adopted by such Board of Directors, or other appropriate resolutions or consents of, its partners or members certified by its general partner or manager (as applicable) to be true and correct copies thereof duly adopted, approved or otherwise delivered by its partners or members (to the extent necessary and applicable), each of which is certified to be in full force and effect on the Closing Date, authorizing the execution and delivery by it of this Agreement and any Notes, Guarantee Agreement and other Loan Documents delivered on the Closing Date to which it is a party and the performance by it of all its obligations thereunder; and (vii) such additional supporting documents and other information with respect to its operations and affairs as the Administrative Agent may reasonably request.

(e) Legal Opinions. The Administrative Agent shall have received a favorable legal opinion of Clifford Chance LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1, and a favorable legal opinion from Borrower’s internal counsel, substantially in the form of Exhibit F-2. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Representations and Warranties; No Defaults. Certificates signed by a duly authorized officer of the Borrower stating that: (i) the representations and warranties of the Borrower contained in Section 4 hereof are correct and accurate on and as of the Closing Date as though made on and as of the Closing Date and (ii) no event has occurred and is continuing which constitutes an Event of Default or Default hereunder as of the Closing Date, or after giving effect to any extension of credit on the Closing Date.

(g) Compliance Certificate. Delivery of a Compliance Certificate, substantially in the form of Exhibit B, as of February 28, 2014.

(h) Additional Documents. Such other documents as the Administrative Agent, its counsel or any Lender may reasonably request.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Borrowing Request. The Administrative Agent shall have received notice of Borrower’s request for Revolving Loan as provided in Section 2.2, Swingline Loan as provided in Section 2.3 or Letter of Credit request as provided in Section 3.2.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, provided if any such representations and warranties are expressly made only as of a prior date, such representations and warranties shall be true as of such prior date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Commitment. After giving effect to such Loan or Letter of Credit, (i) the L/C Obligations shall not exceed the L/C Commitment and (ii) the aggregate outstanding principal amount of Loans shall not exceed the portion of the Total Commitments available for Loans.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities or increased costs) is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, Borrower shall and shall cause each Loan Party to:

6.1 Reporting Requirements. Borrower shall maintain a standard system of accounting established and administered in accordance with GAAP and shall cause to be delivered to the Administrative Agent (for prompt distribution by the Administrative Agent to Lenders):

(a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that fiscal year and the related consolidated statements of earnings, stockholders’ equity and cash flows for that fiscal year, all with accompanying notes and schedules, prepared in accordance with GAAP consistently applied and audited and reported upon by Deloitte & Touche or another firm of independent certified public accountants of similar recognized standing selected by the Borrower and acceptable to the Administrative

Agent (such audit report shall not be qualified by “going concern” or as to scope); the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters, of each fiscal year of the Borrower (commencing with the fiscal quarter ending May 31, 2014), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of that quarter, and the related consolidated statement of earnings and cash flows of the Borrower and its Subsidiaries for the period from the beginning of the fiscal year to the end of that quarter, all prepared in accordance with GAAP consistently applied, unaudited but certified by an Authorized Financial Officer to fairly represent in all material respects the consolidated financial position of Borrower and its Subsidiaries as at the dates specified therein and the consolidated results of operations and cash flows for the periods then ended, all in conformity with GAAP; the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(c) within 120 days after the end of each fiscal year of the Borrower, a letter signed by that firm of independent certified public accountants to the effect that, during the course of their examination, nothing came to their attention which caused them to believe that any Event of Default has occurred, or if such Event of Default has occurred, specifying the facts with respect thereto;

(d) within 120 days after the beginning of each fiscal year of the Borrower commencing on or after 2014, a projection, in reasonable detail and in form and substance satisfactory to the Administrative Agent, on a quarterly basis, of the cash flow, earnings and the balance sheet of the Borrower and its Subsidiaries for that fiscal year, accompanied by assumptions used;

(e) promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders, and of all regular and periodic reports and other material (including copies of all registration statements and reports under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended) filed by the Borrower with or furnished to any securities exchange or any governmental authority or commission, except material filed with or furnished to governmental authorities or commissions relating to the development of Real Estate in the ordinary course of the business of the Loan Parties and which does not relate to or disclose any Material Adverse Effect; the reports and financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under these reporting requirements;

(f) as soon as available and in any event within 60 days after the end of each of the first three quarters, and within 120 days after the end of the fourth quarter, of each fiscal year for the 10 largest homebuilding unconsolidated Joint Ventures, financial information in the form represented in the quarterly financial statements filed with the SEC for the fiscal quarter ending May 31, 2014, and if the foregoing information is provided in such quarterly and annual financial statements filed with the SEC, such filings shall be sufficient to satisfy this requirement;

(g) within 60 days after the end of each of the Borrower’s first three fiscal quarters, and within 120 days after the end of each of the Borrower’s fiscal years (commencing with the fiscal quarter ending May 31, 2014 and fiscal year ending November 30, 2014), a Compliance Certificate, including (i) calculations (in reasonable detail) and other information, if any, required to indicate whether Borrower is in compliance, as of the last day of such quarterly or annual period, as the case may be, with Sections 7.1 and 7.6 and (ii) a statement, from the relevant signatories that, having read this Agreement, and based upon an examination which they deemed sufficient to enable them to make an informed statement, there does not exist any Event of Default or Default, or if such Event of Default or Default has occurred, specifying the facts with respect thereto;

(h) as soon as possible and in any event within 30 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by a Responsible Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(i) as soon as possible and in any event within 10 days after receipt thereof by the Borrower or any other Loan Party, a copy of (i) any notice or claim to the effect that the Borrower or any other Loan Party is or may be liable to any Person as a result of the release by the Borrower, any other Loan Party, or any other Person of any Hazardous Substance into the environment, and (ii) any notice alleging any violation of any Environmental law or any federal, state or local health or safety law or regulation by the Borrower or any other Loan Party, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j) within 60 days after the end of each of the Borrower’s first three fiscal quarters, and within 120 days after the end of each of the Borrower’s fiscal years (commencing with the fiscal quarter ending May 31, 2014 and fiscal year ending November 30, 2014), in which there occurred an event that requires a Subsidiary that is not then a Guarantor to become a Guarantor under this Agreement (as described in Section 6.7 below) (or at any time that the Borrower may elect to cause any other Subsidiary to be a Guarantor), the Borrower shall deliver to the Administrative Agent (i) a Supplemental Guaranty, substantially in the form provided for in the Guarantee Agreement, executed by a duly authorized officer of such Subsidiary; (ii) a copy of the certificate of incorporation or other organizational document of such Subsidiary, certified by the secretary of state or other official of the state or other jurisdiction of its incorporation; and (iii) representations and warranties from Borrower regarding such Guarantor’s formation, authority, execution, delivery, non-contravention and enforceability of the Supplemental Guaranty as are delivered by the Borrower and Loan Parties at the Closing Date; and

(k) such supplements to the aforementioned documents and additional information and reports as the Administrative Agent or any Lender may from time to time reasonably require, subject in each case to any existing confidentiality agreements binding on any Loan Party.

6.2 Payment of Taxes and Other Potential Liens. Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might result in the imposition of a Lien or charge upon such properties or any part thereof; provided, however, that it shall not constitute a violation of the provisions of this provision if any Loan Party shall fail to perform any such obligation or to pay any such debt (except for obligations for money borrowed), tax, assessment, governmental charge or levy or claim for labor, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided.

6.3 Preservation of Existence. Do or cause to be done all things or proceed with due diligence with any actions or courses of action which may be necessary to preserve and keep in full force and effect its existence under the laws of their respective states of incorporation or formation and all qualifications or licenses in jurisdictions in which such qualification or licensing is required for the conduct of its business or in which the Lenders shall request such qualification (except omissions that would not have a Material Adverse Effect); provided, however, that nothing herein shall be deemed to prohibit (a) a Loan Party from merging into or consolidating with any other Loan Party or any other Subsidiary of the

Borrower; provided (i) the Borrower is the surviving entity in the case of a merger involving the Borrower and (ii) the surviving entity in the case of a merger involving a Loan Party and a Subsidiary that is not a Loan Party is, or upon such merger becomes, a Loan Party or (b) a Subsidiary that is not a Loan Party from merging into or consolidating with any other Subsidiary that is not a Loan Party. The Borrower will, and will cause each other Loan Party to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and ancillary and complementary business thereto and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except omissions that would not have a Material Adverse Effect). The primary business of the Borrower and each other Loan Party shall at all times be the acquisition, development and sale of real estate assets and ancillary and complementary business thereto.

6.4 Maintenance of Properties. Maintain all its properties and assets in good working order and condition and make all necessary repairs, renewals and replacements thereof so that its business carried on in connection therewith may be properly conducted at all times; and maintain or require to be maintained (a) adequate insurance, by financially sound and reputable insurers, on all properties of the Loan Parties which are of character usually insured by Persons engaged in the same or a similar business (including, without limitation, all Real Estate encumbered by mortgages securing mortgage loans made by any Loan Party, to the extent normally required by prudent mortgagees, and all Real Estate which is subject of an equity investment by any Loan Party, to the extent normally carried by prudent builder-developers) against loss or damage resulting from fire, defects in title or other risks insured against by extended coverage and of the kind customarily insured against by those Persons, (b) adequate public liability insurance against tort claims which may be incurred by any Loan Party, and (c) such other insurance as may be required by law. Upon the request of the Administrative Agent, the Borrower will furnish to the Lenders full information as to the insurance carried. Notwithstanding the foregoing provisions of this section, the Borrower shall be permitted to self-insure against all property and casualty risks associated with its construction of dwelling units up to a maximum aggregate construction exposure for any project or development not to exceed at any time ten percent (10%) of Consolidated Tangible Net Worth.

6.5 Access to Premises and Books. At all reasonable times and as often as any Lender may reasonably request, permit authorized representatives and agents (including accountants) designated by that Lender to (a) have access to the premises of the Borrower and each other Loan Party and to their respective corporate books and financial records, and all other records relating to their respective operations and procedures, (b) make copies of or excerpts from those books and records and (c) upon reasonable notice to the Borrower, discuss the respective affairs, finances and operations of the Loan Parties with, and to be advised as to the same by, their respective officers and directors.

6.6 Notices. Give prompt written notice to the Administrative Agent of (a) any proceeding instituted by or against the Borrower or any other Loan Party in any federal or state court or before any commission or other regulatory body, federal, state or local, or any such proceedings threatened against the Borrower or any other Loan Party in writing by any federal, state or other governmental agency, in each case which would have a Material Adverse Effect, and (b) any other Event which could reasonably be expected to lead to or result in a Material Adverse Effect, or which, with or without the giving of notice or the passage of time or both, would constitute an Event of Default.

6.7 Addition and Removal of Guarantors. Give the Administrative Agent written notice of (a) the formation or acquisition of any Material Subsidiary, (b) the increase of the Net Worth of any Subsidiary that is not a Guarantor (other than a Mortgage Banking Subsidiary, Rialto Subsidiary or Designated Subsidiary) that results in such Subsidiary becoming a Material Subsidiary or (c) the increase in the aggregate Net Worth of all Subsidiaries (other than Mortgage Banking Subsidiaries, Rialto Subsidiaries or Designated Subsidiaries) that are not Guarantors to an amount in excess of $75,000,000, in each case not later than ninety (90) days after such occurrence. In the case of an event described in clause (a) or (b)

above, such Material Subsidiary shall be required to become a Guarantor and, in the case of an event described in clause (c) above, the applicable Subsidiary or Subsidiaries selected by the Borrower necessary to satisfy the requirements of the proviso contained in the definition of “Material Subsidiary” shall be required to become Guarantors, provided, however, that the Borrower may elect to cause a Subsidiary that is not required to be a Guarantor to become a Guarantor. Notwithstanding anything to the contrary, if at any time or from time to time any event results in a Change in Status of a Guarantor, the Borrower shall deliver notice thereof to the Administrative Agent, including a reasonably detailed description of the Change in Status and a statement of the effective date of the Change in Status. Such notice shall be delivered no later than 60 days after the end of the fiscal quarter during which such Change in Status occurs; provided, however, that with respect to any Change in Status occurring during the last quarter of Borrower’s fiscal year, such notice shall be delivered no later than 120 days after the end of such final fiscal quarter. Each Change in Status event shall be effective as of the effective date of such Change in Status, automatically, without any further action by any party to this Agreement, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor. In connection with each Change in Status, the Administrative Agent, on behalf of Lenders, shall promptly following receipt of written notice of Change in Status, execute and deliver to the Borrower a written confirmation of such Change in Status. Notwithstanding any other provision herein, any Guarantor may be released from its Guarantee Agreement with the consent of the Required Lenders.

6.8 Compliance with Laws and Other Requirements. Promptly and fully, comply with, conform to and obey all present and future laws, ordinances, rules, regulations, orders, writs, judgments, injunctions, decrees, awards and all other legal requirements applicable to the Loan Parties and their respective properties, including, without limitation, Regulation Z of the Board of Governors of the Federal Reserve System, the Federal Interstate Land Sales Full Disclosure Act, ERISA, the Florida Land Sales Act or any similar statute in any applicable jurisdiction, the violation of which would have a Material Adverse Effect on any Loan Party. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.9 Use of Proceeds. Use and cause to be used the proceeds of the Loans for working capital and general corporate purposes including acquisitions. The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall (a) procure that its Subsidiaries and its or their respective directors, officers and employees shall not use and (b) use commercially reasonable efforts to procure that its agents shall not use, the proceeds of any Loan or Letter of Credit (i) in a manner that will violate any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7. NEGATIVE COVENANTS

Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities and increased costs) is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder:

7.1 Financial Condition Covenants. Borrower shall not,

(a) Maximum Leverage Ratio. as of the end of each fiscal quarter, permit the Maximum Leverage Ratio to exceed 65%, provided, however, that (i) the Maximum Leverage Ratio may be reduced from time to time if Borrower fails to maintain for two consecutive fiscal quarters an Interest Coverage Ratio equal to or greater than 2.25:1.00 for the last twelve (12) months then ended (the “Interest Coverage

Trigger”; and such failure to satisfy the Interest Coverage Trigger for such two consecutive fiscal quarters shall be a “Mandatory Prepayment and Leverage Ratio Event”) then, commencing with the fiscal quarter immediately following such Mandatory Prepayment and Leverage Ratio Event and continuing each quarter thereafter while a Mandatory Prepayment and Leverage Ratio Event continues, the Maximum Leverage Ratio shall be reduced by 2.5% each quarter, but in no event shall the Maximum Leverage Ratio be reduced to less than 60%, and (ii) if at any time following a Mandatory Prepayment and Leverage Ratio Event, Borrower satisfies the Interest Coverage Trigger for two consecutive quarters, then, commencing with the fiscal quarter immediately following satisfaction of the Interest Coverage Trigger for two consecutive quarters and each quarter thereafter, the Maximum Leverage Ratio shall be increased by 2.5% per quarter, but in no event shall the Maximum Leverage Ratio exceed 65%. (By way of example, the first fiscal quarter following a Mandatory Prepayment and Leverage Ratio Event, the Maximum Leverage Ratio shall be reduced from 65% by 2.5% to 62.5% for such quarter, and if the Mandatory Prepayment and Leverage Ratio Event continues, the Maximum Leverage Ratio shall be further reduced from 62.5% by 2.5% to 60% the next fiscal quarter and shall continue at 60% for each fiscal quarter thereafter until the Interest Coverage Trigger is satisfied for two consecutive quarters. Commencing with the first fiscal quarter following satisfaction of the Interest Coverage Trigger for two consecutive quarters after a Mandatory Prepayment and Leverage Ratio Event has occurred, the Maximum Leverage Ratio (if as of such quarter was 60%) shall be increased from 60% by 2.5% to 62.5% and so long as the Interest Coverage Trigger is satisfied, the Maximum Leverage Ratio shall be increased from 62.5% by 2.5% to 65% the next fiscal quarter and shall continue for each quarter thereafter at 65% so long as no Mandatory Prepayment and Leverage Ratio Event subsequently occurs).

(b) Interest Coverage/Liquidity Test. as of the end of each fiscal quarter, fail to maintain either (i) Liquidity in an amount equal to or greater than 1.00x Consolidated Interest Incurred for the last twelve months then ended or (ii) an Interest Coverage Ratio of equal to or greater than 1.50:1.00 for the last twelve months then ended.

(c) Minimum Net Worth Test. as of the end of each fiscal quarter, fail to maintain minimum Consolidated Tangible Net Worth of at least the sum of (i) $1,459,657,000 plus (ii) the sum of (A) 50% of the cumulative Consolidated Net Income, from February 29, 2012, if positive, plus (B) 50% of the net cash proceeds from any equity offerings of Borrower from and after February 29, 2012.

7.2 Liens and Encumbrances. Borrower shall not, nor shall it permit any other Loan Party to, grant or suffer or permit to exist any Liens on any of its rights, properties or assets other than Permitted Liens.

7.3 Limitation on Fundamental Changes. Borrower shall not, nor shall it permit any other Loan Party to, do any of the following:

(a) sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Loan Parties (on a consolidated basis) except for the sale of inventory in the ordinary course of business;

(b) merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(c) dissolve, liquidate or wind up its business by operation of law or otherwise; or

(d) distribute to the stockholders of the Borrower any Securities of any Subsidiary that is a Guarantor;

provided, however, that any Subsidiary or any other Person may merge into or consolidate with or may dissolve and liquidate into a Loan Party and any Subsidiary that is not a Loan Party may merge into or consolidate with or may dissolve and liquidate into another Subsidiary that is not a Loan Party, if (and only if), (1) in the case of a merger or consolidation involving a Loan Party other than the Borrower, the surviving Person is, or upon such merger or consolidation becomes, a Loan Party, (2) in the case of a merger or consolidation involving the Borrower, the Borrower is the surviving Person, (3) the character of the business of the Borrower and the Subsidiaries on a consolidated basis will not be materially changed by such occurrence, and (4) such occurrence shall not constitute or give rise to an Event of Default.

Nothing contained in this Section 7.3, however, shall restrict (i) any sale of assets among the Borrower and its Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement or (ii) any sale, assignment, lease or other disposition of one or more Non-Guarantor Subsidiaries together with any asset or property ancillary or incidental to such disposition.

7.4 Permitted Investments. Borrower shall not, nor shall it permit any Ratio Subsidiary to, make any Investment or otherwise acquire any interest in any Person, except:

(a) Investments in or loans or advances to (i) Borrower, (ii) Joint Ventures or partners in Joint Ventures to which the Borrower or a Subsidiary is a party, (iii) Subsidiaries, and (iv) any Person which would become a Subsidiary or Joint Venture upon the making of such investment;

(b) temporary cash Investments (including Permitted Investments);

(c) Investments in mortgages, receivables, other securities or ownership interests, loans or advances made in connection with a strategy to acquire land or other homebuilding assets through foreclosure or other exercise of remedies;

(d) receivables owing to Borrower or any Guarantor if created or acquired in the ordinary course of business;

(e) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(f) lease, utility and other similar deposits in the ordinary course of business;

(g) Investments made by Borrower or any Guarantor for consideration consisting only of common equity interests;

(h) Investments or securities received in settlement of debts owing to Borrower or any Guarantor in the ordinary course of business;

(i) Investments outstanding on the Closing Date, as set forth on Schedule 7.4;

(j) loans to directors, officers, employees, agents, customers or suppliers in the ordinary course of business not to exceed $10,000,000 in the aggregate at any time outstanding;

(k) Investments in Persons engaged in businesses other than single-family homebuilding and the acquisition of land for single-family homebuilding (including the acquisition of land through the acquisition and foreclosure of liens on such land) at any time outstanding not to exceed ten percent (10%) of Consolidated Tangible Net Worth as of the most recently ended fiscal quarter of the Borrower; and

(l) other Investments in the aggregate amount not to exceed $25,000,000 at any time outstanding (with each Investment being valued as of the date made without subsequent regard to change in value).

7.5 No Margin Stock. Borrower shall not, nor shall it permit any Loan Party to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U).

7.6 Mortgage Banking Subsidiaries’ Capital Ratio. Borrower shall not permit the ratio of the combined total Indebtedness of the Mortgage Banking Subsidiaries to the aggregate Net Worth of the Mortgage Banking Subsidiaries to exceed, at any time, twelve (12) to one (1).

7.7 Prepayment of Indebtedness. If a Default has occurred and is continuing or an acceleration of the indebtedness under this Agreement has occurred, Borrower shall not voluntarily prepay, or permit any Guarantor voluntarily to prepay, the principal amount, in whole or in part, of any indebtedness other than (a) indebtedness owed to each Lender hereunder or under some other agreement between Borrower and such Lender, (b) indebtedness which ranks pari passu with the indebtedness incurred under this Agreement which is or becomes due and owing whether by reason of acceleration or otherwise and (c) indebtedness which is exchanged for, or converted into, Capital Stock (or securities to acquire Capital Stock) of any Loan Party.

7.8 Pension Plan. Borrower shall not, nor shall it permit any other Loan Party to, enter into, maintain or make contributions to, or permit any Subsidiary to enter into, maintain or make contributions to, directly or indirectly, any plan that is subject to Title IV of ERISA, except for defined benefit pension plans of any Persons formed or acquired, directly or indirectly, by Borrower or any Subsidiary as permitted under this Agreement, or as may otherwise comply with the terms of Section 4.11.

7.9 Transactions with Affiliates. Borrower shall not, not shall it permit any other Loan Party to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (or permit any Loan Party to do any of the foregoing), except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or a Loan Party’s business and upon fair and reasonable terms no less favorable to the Borrower or such Loan Party than the Borrower or such Loan Party would obtain in a comparable arms’-length transaction.

7.10 Foreign Assets Control Regulations. The Borrower shall not use or permit the direct use of the proceeds of any Loan or any extension of credit in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither the Borrower nor any other Loan Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions or be otherwise associated with any person who is a blocked person after the Borrower or any other Loan Party acquires knowledge that such person is a blocked person.

SECTION 8. EVENTS OF DEFAULT; REMEDIES

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fees hereunder within five (5) Business Days after any such interest or fees becomes due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after notice that such other amount became due; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document when made which shall be false or misleading when made if the same has a Material Adverse Effect; or

(c) any Loan Party shall default in the observance or performance of any covenant contained in Section 6.9; or

(d) any Loan Party shall default in the observance or performance of any other covenant contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days after the Borrower has knowledge of such violation or should have known such violation exists; or

(e) any Loan Party shall default in making any payment of any principal of any Indebtedness (including any Contingent Obligation, but excluding the Loans and Non-Recourse Indebtedness) beyond any applicable period of grace, or default shall be made with respect to the performance of any other obligation incurred in connection with any such Indebtedness or Contingent Obligations beyond any applicable period of grace, and such Indebtedness or Contingent Obligation equals or exceeds $50,000,000, and the effect of any of the foregoing defaults described in this Section 8(d) is to accelerate the maturity of such Indebtedness or Contingent Obligation or to cause such Indebtedness or Contingent Obligation to become due prior to its stated maturity, or any such Indebtedness or Contingent Obligation shall not be paid when due and such default shall not have been remedied or cured by such Loan Party or waived by the obligee; or

(f) (i) Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or

(g) one or more final non-appealable judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability of more than $50,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(h) any Loan Party shall be the subject of any proceeding or investigation pertaining to the release by any Loan Party, any of its Subsidiaries or any other Person of any Hazardous Substance into the environment, or any violation of any Environmental Law or any federal, state or local health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect; or

(i) the guarantee contained in Section 1 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert (excluding release of any Loan Party in accordance with the Loan Documents); or

(j) there shall occur any Change of Control of the Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

On and after the occurrence of an Event of Default, the Administrative Agent shall apply all payments in respect of any Obligations in the following order: (i) first, to pay Obligations in respect of (A) any fees, expenses, reimbursements or indemnities then due to the Administrative Agent, (B) any fees (other than commitment fees and Letter of Credit fees), expenses, reimbursements or indemnities then due to the Lenders and Issuing Lenders and (C) to pay commitment fees, Letter of Credit fees and interest due in respect of Loans and Letters of Credit; (ii) second to the ratable payment or prepayment of principal outstanding on Loans and Letters of Credit; and (iii) third, to the ratable payment of all other Obligations. On or after the occurrence of an Event of Default, all principal payments in respect of Loans shall be applied, first, to repay outstanding Swingline Loans, next outstanding ABR Loans and then to repay outstanding Eurodollar Loans, with those that have the earlier expiring Interest Period being repaid prior to those that have later expiring Interest Periods. The order of priority set forth in this paragraph and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, and the Issuing Lenders as among themselves. The order of priority set forth in clause (i) may be changed only with the prior written consent of the Administrative Agent and the order of priority of payments in respect of Letters of Credit may be changed only with the prior written consent of the Issuing Lenders.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent,

certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agents to any Lender. Each Lender represents to any Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent, the Issuing Lender (in its capacity as the Issuing Lender only), the Arrangers (in their respective capacities as an Arranger only) and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentage Interests in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Documentation Agents and Syndication Agents. None of the Documentation Agents nor any of the Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan

Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby (except that an increase in the available portion of any Commitment of any Lender pursuant to Section 2.20 shall not be deemed to constitute an increase of the Commitment of such Lender); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the collateral provided pursuant to this Agreement or release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all the Lenders; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; or (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on a subsequent or other Default or Event of Default.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of Holdings, the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Lennar Corporation 700 Northwest 107th Avenue, Suite 400 Miami, Florida 33172
Attention: Bruce Gross, Chief Financial Officer
Telecopy: 305-227-7115
Telephone: 305-229-6428
Email: bruce.gross@lennar.com

with copies to:

Lennar Corporation 700 Northwest 107th Avenue, Suite 400 Miami, Florida 33172
Attention: Mark Sustana, General Counsel
Telecopy: 305-229-6650
Telephone: 305-229-6584
Email: mark.sustana@lennar.com

and:

Clifford Chance US LLP 31 West 52nd Street New York, New York 10019
Attention: Jay Gavigan, Esq.
Telecopy: 212-878-8375
Telephone: 212-878-8531
Email: jay.gavigan@cliffordchance.com

Administrative Agent:	JPMorgan Chase Bank, N.A. 383 Madison Ave, 24th Floor New York, NY 10179
Attention: Kimberly Turner, Executive Director
Telecopy: 212-270-2157
Telephone: 212-622-8177
Email: turner_kimberly@jpmorgan.com

and:

JPMorgan Chase Bank, N.A. [Loan and Agency] TBD
Attention:
Telecopy:
Telephone:
Email:

with copies to:

Morrison & Foerster LLP 707 Wilshire Blvd., Suite 6000 Los Angeles, CA 90017
Attention: Marc D. Young, Esq.
Telecopy: 213-892-5454
Telephone: 213-892-5659
Email: myoung@mofo.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received, provided such notice, request or demand is received during the recipient’s normal business hours.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (d) or (e)), (b) to pay or reimburse the Administrative Agent and the Lenders for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one law firm for the Administrative Agent and the Lenders, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (d) or (e)), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lenders, the Administrative Agent and the Arrangers and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (but excluding any taxes or increased costs otherwise excluded in this Agreement including, for the avoidance of doubt, those taxes excluded by Section 2.16(a), (d) or (e)) or disbursements of any kind or nature whatsoever arising from any claim or suit, action or other proceeding relating to (i) this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the Properties, including any of the foregoing relating to the use of proceeds of the Loans or Letter of Credit, whether or not such claim, litigation, investigation or proceeding is brought by Borrower or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, together with the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than thirty (30) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder(s) to a Competitor without the Borrower’s written consent or otherwise except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, any other Person subject, in the case of a Competitor, to the Borrower’s written consent; and

(B) the Administrative Agent, Swingline Lender and the Issuing Lender (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent, Swingline Lender or the Issuing Lender shall be required for an assignment by a Lender to an Affiliate of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No transfer or assignment of a Lender’s participation hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. A copy of the Register shall be available for inspection by the Borrower at any reasonable time and from time to time on request.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the Assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), 2.4(c), 2.14(d), 2.14(e), 3.4, 3.5 or 9.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, the Issuing Lender or the Swingline Lender sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower provides prior written consent that such Participant may be entitled to receive a greater payment under Section 2.15 or 2.16. Any Participant shall not be entitled to the benefits of Section 2.16 unless such Participant complies with Section 2.16(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and their respective Affiliates shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise but after giving effect to any applicable period of grace), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this

Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Releases of Guarantees. Notwithstanding anything to the contrary contained herein or in any other Loan Document, Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1, provided that releases of Guarantors must comply with Section 6.7 unless otherwise consented to by the Lenders in accordance with Section 10.1.

10.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential or as material and non-public information; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.15, to any actual or prospective Transferee, (c) to its employees, directors, agents, service providers, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LENNAR CORPORATION, as Borrower

By:	/s/ Diane Bessette
	Name:	Diane Bessette
	Title:	Vice President and Treasurer

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Kimberly Turner
	Name:	Kimberly Turner
	Title:	Executive Director

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ann E. Kenzie
Name:	Ann E. Kenzie
Title:	Senior Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

CITIBANK, N.A., as a Lender

By:	/s/ Lisa Huang
	Name:	Lisa Huang
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Director

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Jennifer Anderson
	Name:	Jennifer Anderson
	Title:	Associate Director

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

BANK OF MONTREAL, as a Lender

By:	/s/ Lloyd Baron
	Name:	Lloyd Baron
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ J. Richard Litton
	Name:	J. Richard Litton
	Title:	Senior Vice President

By:	/s/ Douglas G. Paul
	Name:	Douglas G. Paul
	Title:	Senior Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cory Bennett
	Name:	Cory Bennett
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

COMERICA BANK, as a Lender

By:	/s/ Jonathan R. Ward
	Name:	Jonathan R. Ward
	Title:	VP Western Market

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

TEXAS CAPITAL BANK, N.A., as a Lender

By:	/s/ Carolynn Alexander
	Name:	Carolynn Alexander
	Title:	Sr. Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

CAPITAL BANK, N.A., as a Lender

By:	/s/ Clay F. Wilson
	Name:	Clay F. Wilson
	Title:	Sr. Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

REGIONS BANK, as a Lender

By:	/s/ Daniel McClurkin
	Name:	Daniel McClurkin
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Mark Bucci
	Name:	Mark Bucci
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

TD BANK, N.A., as a Lender

By:	/s/ Kristen Bowers
	Name:	Kristen Bowers
	Title:	Assistant Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

HSBC BANK USA, as a Lender

By:	/s/ Michael S. Wadler
	Name:	Michael S. Wadler
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
	Name:	Brian Gross
	Title:	Authorized Signatory

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Jeannine Pascal
	Name:	Jeannine Pascal
	Title:	Vice President

Signature page to Amended and Restated Credit Agreement with Lennar Corporation

Schedule 1.1A

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$143,333,333
Citibank, N.A.	$136,700,000
The Royal Bank of Scotland plc	$125,000,000
Bank of America, N.A.	$123,333,333
Deutsche Bank AG New York Branch	$123,300,000
RBC Capital Markets	$100,000,000
Bank of Montreal	$90,000,000
PNC Bank, National Association	$75,000,000
UBS AG, Stamford Branch	$70,000,000
Wells Fargo Bank, National Association	$60,000,000
HSBC Bank USA	$50,000,000
Texas Capital Bank	$35,000,000
TD Bank, N.A.	$25,000,000
California Bank & Trust	$20,000,000
Regions Bank	$20,000,000
Comerica Bank	$20,000,000
Capital Bank, N.A.	$20,000,000

Total Commitments	$1,236,666,666

Schedule 1.1B Existing Liens

Liens in favor of HSBC Bank USA, National Association pursuant to renewed, extended and reduced promissory notes dated as of January 18, 2011, by and between HSBC Bank USA, National Association and Valencia at Doral, LLC, in the original principal amounts of $20,631,308 and $6,170,879.

Liens in favor of PNC Bank, National Association and Comerica Bank pursuant to construction loan agreement dated as of December 20, 2012, by and between PNC Bank, National Association and Comerica Bank and Lennar Avenue One, LLC, with an aggregate principal amount not to exceed $71,500,000.

Liens in favor of California Bank & Trust pursuant to secured revolving line of credit dated as of May 31, 2012, by and between California Bank & Trust and Vineyard Point 2009, LLC, in the original principal amount of $7,000,000.

Liens in favor of TD Bank, N.A. pursuant to mortgage and security agreement dated as of November 9, 2012, by and between TD Bank, N.A. and Lori Gardens Associates II, LLC, in the original principal amount of $9,100,000.

Liens in favor of California Bank & Trust pursuant to revolving loan promissory note dated as of November 1, 2012, by and between California Bank & Trust and Lennar Layton, LLC and Lennar Corporation, in the original commitment amount of $25,000,000.

Liens in favor of California Bank & Trust pursuant to construction loan note dated as of August 29, 2013, by and between California Bank & Trust and Lennar Lytle, LLC in the original principal amount of $15,000,000.

Liens in favor of Comerica Bank pursuant to construction loan note dated as of August 29, 2013, by and between Comerica Bank and Lennar Lytle, LLC in the original principal amount of $15,000,000.

Liens in favor of Comerica Bank pursuant to term loan agreement dated as of February 27, 2012, by and between Comerica Bank and PT Metro, LLC, in the original principal amount of $25,000,000.

Liens in favor of Camille O. Hoffmann pursuant to amended and restated promissory note dated as of November 30, 2009, by and between Camille O. Hoffmann and Belle Meade Partners, LLC, in the original principal amount of $11,000,000.

Liens in favor of John G. Zahhos pursuant to promissory note dated as of January 22, 2013, by and between John G. Zahhos and U.S. Home Corporation, in the original principal amount of $598,039.

Liens in favor of DH/JB Old Development, Inc. pursuant to amended and restated promissory note dated as of March 7, 2013, by and between DH/JB Old Development, Inc. and Lennar Homes of Texas Land and Construction Ltd., in the original principal amount of $12,400,000.

Liens in favor of Parcel 79, LLC and Parcel 115, LLC pursuant to deferred purchase money note dated as of July 11, 2013, by and between Parcel 79, LLC and Parcel 115, LLC and U.S. Home Corporation, in the original principal amount of $913,500.

Liens in favor of Triple H Ranch Property, LTD pursuant to promissory note dated as of October 8, 2013, by and between Triple H Ranch Property, LTD and Miralago West Lennar, LLC, in the original principal amount of $30,000,000.

Liens in favor of AG/LH Monterey Ranch Owner, LLC pursuant to promissory note dated as of June 5, 2013, by and between AG/LH Monterey Ranch Owners, LLC and Greystone Nevada, LLC, in the original principal amount of $21,000,000.

Liens in favor of AKT Carson Creek Investors, LLC pursuant to purchase money promissory note secured by deed of trust dated as of July 26, 2013, by and between AKT Carson Creek Investors, LLC and Carson Creek El Dorado, LLC, in the original principal amount of $10,474,806.

Liens in favor of The Dublin Ranch SubArea 3 Project Owner, LLC pursuant to purchase money promissory note secured by deed of trust dated as of March 2014, by and between The Dublin Ranch SubArea 3 Project Owner, LLC and Lennar Homes of California, Inc., in the original principal amount of $15,000,000.

Liens in favor of Ter Maaten Family Partnership pursuant to consent to assignment dated as of July 9, 2013, by and between Ter Maaten Family Partnership and CV Communities, LLC (related to real estate option agreement dated as of January 5, 2011, by and between Ter Maaten Family Partnership and CV Communities, LLC assigned to Lennar Homes of California, Inc.) in the amount of $11,000,000.

Liens in favor of Garnkirk, Inc. pursuant to deferred purchase money note dated as of March 4, 2014, by and between Garnkirk, Inc. and U.S. Home Corporation in the original principal amount of $10,000,000.

Liens in favor of Jefferson Elementary School District pursuant to promissory note secured by deed of trust dated as of March 4, 2014, by and between Jefferson Elementary School District and Lennar Homes of California, Inc. in the original principal amount of $9,000,000.

Liens in favor of Highway 301 Group, LLC pursuant to promissory note dated as of January 24, 2014, by and between Highway 301 Group, LLC and Lennar Homes, LLC in the original principal amount of $1,590,000.

3

Liens in favor of Triple PG Family Limited Partnership pursuant to promissory note dated as of September 10, 2013, by and between Triple PG Family Limited Partnership and Friendswood Development Company, LLC, in the original principal amount of $4,448,831.

Liens in favor of Prabhakar Guniganti pursuant to promissory note dated as of September 10, 2013, by and between Prabhakar Guniganti and Friendswood Development Company, LLC, in the original principal amount of $175,832.

Liens in favor of FCC San Antonio I LLC pursuant to promissory note dated as of June 7, 2013, by and between FCC San Antonio I LLC and Lennar Homes of Texas Land and Construction, Ltd, in the original principal amount of $3,745,000.

Liens in favor of Conroe Metro Development, LTD pursuant to promissory note dated as of September 4, 2013, by and between Conroe Metro Development, LTD and Lennar Homes of Texas Land and Construction, Ltd, in the original principal amount of $3,632,340.

Liens in favor of Dreamcraft Severn, LLC pursuant to non-recourse deferred assignment fee notes dated as of January 3, 2013, by and between Dreamcraft Severn, LLC and U.S. Home Corporation, in the original principal amounts of $3,925,932 and $2,712,220.88.

Liens in favor of CW-LT III Development, LP pursuant to promissory note dated as of May 2012, by and between CW-LT III Development, LP and Lennar Homes of Texas Land and Construction Ltd., in the original principal amount of $2,150,000.

Liens in favor of Bakbar Cypress, LLC pursuant to promissory note dated as of October 12, 2011, by and between Bakbar Cypress, LLC and Lennar Carolinas, LLC, in the original principal amount of $1,139,000.

Liens in favor of Las Ventanas Land Partners, Ltd pursuant to three notes dated as of June 4, 2013, by and between Las Ventanas Land Partners, Ltd and Lennar Homes of Texas Land and Construction, Ltd, in the original aggregate principal amount of $1,713,000.

Liens in favor of The Piedmont Bank, LTD pursuant to promissory note dated as of October 2013, by and between The Piedmont Bank and Lennar Georgia, Inc., in the original principal amount of $1,000,000.

Liens in favor of SLV Capistara, LLC pursuant to master option agreement and related closing statement dated as of May 1, 2013, by and between SLV Capistara, LLC and Lennar Homes, LLC in the original principal amount of $420,000.

Liens in favor of SLV Capistara, LLC pursuant to master option agreement and related closing statement dated as of July 15, 2013, by and between SLV Capistara, LLC and Lennar Homes, LLC in the original principal amount of $630,000.

4

Liens in favor of SLV Capistara, LLC pursuant to master option agreement and related closing statement dated as of August 15, 2013, by and between SLV Capistara, LLC and Lennar Homes, LLC in the original principal amount of $1,050,000.

Liens in favor of SLV Capistara, LLC pursuant to master option agreement and related closing statement dated as of October 18, 2013, by and between SLV Capistara, LLC and Lennar Homes, LLC in the original principal amount of $420,000.

Liens in favor of SLV Capistara, LLC pursuant to master option agreement and related closing statement note dated as of November 26, 2013, by and between SLV Capistara, LLC and Lennar Homes, LLC in the original principal amount of $420,000.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of March 4, 2011, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $407,744.04.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of September 20, 2011, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $478,858.09.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of March 15, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $193,566.93.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of May 9, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $196,377.83.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of June 28, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $462,697.10.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of July 11, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $199,597.65.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of September 4, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $470,878.52.

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of December 18, 2012, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $207,774.82.

5

Liens in favor of Belmar Development, Inc., pursuant to promissory note dated as of January 22, 2013, by and between Belmar Development, Inc., and Lennar Homes, LLC, in the original principal amount of $487,946.37.

Liens in favor of Margie McCracken pursuant to promissory note dated as of December 14, 2011, by and between Margie McCracken and Lennar Homes of Texas Land and Construction, LTD., in the original principal amount of $1,000,000.

Liens in favor of Starwood Land Ventures, L.L.C. pursuant to sixteenth amendment to master option agreement dated as of February 7, 2013, by and between Starwood Land Ventures, L.L.C. and Lennar Homes, LLC.

Liens in favor of River Bend Community Development District pursuant to agreement for purchase and sale of real property dated as of July 12, 2012, by and between River Bend Community Development District and Lennar Homes, LLC.

Liens in favor of JPMorgan Chase Bank, N.A. pursuant to fifth amendment to loan documents dated as of December 15, 2012, by and between JPMorgan Chase Bank, N. A. and UST Lennar PIS 14, LP, with a maximum principal amount of $23,000,000.

Liens in favor of Wells Fargo Bank, National Association pursuant to promissory note secured by mortgage dated as of December 4, 2012, by and between Wells Fargo Bank, National Association and UST Lennar PIS 10, LP, in the principal amount of $51,200,000 or so much thereof as may from time to time be owing.

Liens in favor of Wells Fargo Bank, National Association pursuant to promissory note secured by mortgage dated as of December 4, 2012, by and between Wells Fargo Bank, National Association and UST Lennar PIS 12, LP, in the principal amount of $8,000,000 or so much thereof as may from time to time be owing.

Liens in favor of Davis Postal Partners and Heritage Park Development, LLC pursuant to promissory note secured by deed of trust dated as of May 2, 2013, by and between Davis Postal Partners and Heritage Park Development, LLC and Lennar Homes of California, Inc., in the original principal amount of $364,000.

Liens in favor of Turn of the Century pursuant to promissory note secured by deed of trust dated as of May 2, 2013, by and between Turn of the Century and Lennar Homes of California, Inc., in the original principal amount of $273,000.

Liens in favor of Kellogg-CCP, LLC pursuant to non-recourse deferred purchase money note (final installment) dated as of May 17, 2013, by and between Kellogg-CCP, LLC and U.S. Home Corporation, in the original principal amount of $6,614,711.

Liens in favor of Kellogg-CCP, LLC pursuant to non-recourse deferred purchase money note (second installment) dated as of May 17, 2013, by and between Kellogg-CCP, LLC and U.S. Home Corporation, in the original principal amount of $250,000.

6

Liens on cash and/or cash equivalents held in bank accounts maintained with Bank of America, California Bank and Trust and SunTrust Bank to support performance obligations.

Liens on cash held by and for the benefit of, respectively each of, Baltimore County, Maryland, Berkeley Township, New Jersey, Borough of Tinton Falls, New Jersey, City of Fate, Texas, City of Fresno, California, City of Indio, California, City of Lemoore, California, City of Puyallup, Minnesota, City of Woodbury, Minnesota, Coachella Valley Water District, California, Collier County, Florida, County of El Dorado, California, Kings County, California, Lee County, Florida, Middlesex County, New Jersey, Old Bridge Township, New Jersey, Orange County, Florida, Plumsted Township, New Jersey, Town of LaGrange, New Jersey, Township of Jackson, New Jersey and to support performance obligations owed to each such party.

Escrow deposits and restricted cash held in accounts maintained with each of Bank of America, California Bank & Trust, Christiana Trust, Citibank, Citizens Bank, Comerica Bank, JPMorgan Chase, TD Bank, SunTrust Bank, Wells Fargo, and Wilmington Savings and Fund Society.

Liens in favor of Heritage Isle at Viera Community Development District (Brevard County, Florida) Special Assessment Revenue Bonds, Series 2004B.

Liens in favor of Live Oak No. 2 Community Development District (Hillsborough County, Florida) Special Assessment Bonds, Series 2004B.

Liens in favor of Enclave at Black Point Marina Community Development District (Miami-Dade County, Florida) Special Assessment Bonds, Series 2007B.

Liens in favor of Palm Glades Community Development District (Miami-Dade County, Florida) Special Assessment Bonds, Series 2006B.

Liens in favor of Century Gardens at Tamiami Community Development District (Miami-Dade County, Florida) Special Assessment Bonds, Series 2007B.

Liens in favor of Baywinds Community Development District (Homestead, Florida) Special Assessment Bonds, Series 2006B.

Liens in favor of East Homestead Community Development District (Homestead, Florida) Special Assessment Revenue Bonds, Series 2006B.

7

Schedule 1.1C	Guarantor Subsidiaries

Name	Ownership Percent	State of Incorporation
Aquaterra Utilities, Inc.	100.000%	FL
Asbury Woods L.L.C.	100.000%	IL
Astoria Options, LLC	100.000%	DE
Aylon, LLC	100.000%	DE
Bay Colony Expansion 369, Ltd.	100.000%	TX
Bay River Colony Development, Ltd.	100.000%	TX
BB Investment Holdings, LLC	100.000%	NV
BCI Properties, LLC	100.000%	NV
BPH I, LLC	100.000%	NV
Bramalea California, Inc.	100.000%	CA
Builders LP, Inc.	100.000%	DE
Cambria L.L.C.	100.000%	IL
Cary Woods, LLC	100.000%	IL
Cedar Lakes II, LLC	100.000%	NC
Cherrytree II LLC	100.000%	MD
CL Ventures, LLC	100.000%	FL
Colonial Heritage LLC	100.000%	VA
Concord Station, LLP	100.000%	FL
Coto De Caza, Ltd., Limited Partnership	100.000%	CA
Coventry L.L.C.	100.000%	IL
Creekside Crossing, L.L.C.	100.000%	IL
Darcy-Joliet, LLC	100.000%	IL
DBJ Holdings, LLC	100.000%	NV
Evergreen Village LLC	100.000%	DE
F&R QVI Home Investments USA, LLC	100.000%	DE
Fidelity Guaranty and Acceptance Corp.	100.000%	DE
Fox-Maple Associates, LLC	100.000%	NJ
Friendswood Development Company, LLC	100.000%	TX
Garco Investments, LLC	100.000%	FL
Greystone Construction, Inc.	100.000%	AZ
Greystone Homes of Nevada, Inc.	100.000%	DE
Greystone Homes, Inc.	100.000%	DE
Greystone Nevada, LLC	100.000%	DE
Greywall Club L.L.C.	100.000%	IL
Haverton L.L.C.	100.000%	IL
Heathcote Commons LLC	100.000%	VA
Home Buyer’s Advantage Realty, Inc.	100.000%	TX
Homecraft Corporation	100.000%	TX
HTC Golf Club, LLC	100.000%	CO
Independence L.L.C.	100.000%	VA
Lakelands at Easton, L.L.C.	100.000%	MD
Legends Club, LLC	100.000%	FL
Legends Golf Club, LLC	100.000%	FL
Len Paradise, LLC	100.000%	FL
Lencraft, LLC	100.000%	MD
LENH I, LLC	100.000%	FL
Lennar Aircraft I, LLC	100.000%	DE
Lennar Arizona Construction, Inc.	100.000%	AZ
Lennar Arizona, Inc.	100.000%	AZ
Lennar Associates Management Holding Company	100.000%	FL
Lennar Associates Management, LLC	100.000%	DE
Lennar Buffington Colorado Crossing, L.P.	100.000%	TX
Lennar Buffington Zachary Scott, L.P.	100.000%	TX
Lennar Carolinas, LLC	100.000%	DE
Lennar Central Park, LLC	100.000%	DE
Lennar Central Region Sweep, Inc.	100.000%	NV
Lennar Chicago, Inc.	100.000%	IL
Lennar Colorado, LLC	100.000%	CO
Lennar Communities Development, Inc.	100.000%	DE
Lennar Communities Nevada, LLC	100.000%	NV
Lennar Communities of Chicago L.L.C.	100.000%	IL
Lennar Communities, Inc.	100.000%	CA
Lennar Construction, Inc.	100.000%	AZ
Lennar Coto Holdings, L.L.C.	100.000%	CA
Lennar Developers, Inc.	100.000%	FL
Lennar Family of Builders GP, Inc.	100.000%	DE
Lennar Family of Builders Limited Partnership	100.000%	DE
Lennar Financial Services, LLC	100.000%	FL
Lennar Fresno, Inc.	100.000%	CA
Lennar Georgia, Inc.	100.000%	GA

Schedule 1.1C	Guarantor Subsidiaries

Name	Ownership Percent	State of Incorporation
Lennar Hingham Holdings, LLC	100.000%	DE
Lennar Hingham JV, LLC	100.000%	DE
Lennar Homes Holding, LLC	100.000%	DE
Lennar Homes of Arizona, Inc.	100.000%	AZ
Lennar Homes of California, Inc.	100.000%	CA
Lennar Homes of Texas Land and Construction, Ltd.	100.000%	TX
Lennar Homes of Texas Sales and Marketing, Ltd.	100.000%	TX
Lennar Homes, LLC	100.000%	FL
Lennar Illinois Trading Company, LLC	100.000%	IL
Lennar Imperial Holdings Limited Partnership	100.000%	DE
Lennar Land Partners Sub II, Inc.	100.000%	NV
Lennar Land Partners Sub, Inc.	100.000%	DE
Lennar Layton, LLC	100.000%	DE
Lennar Mare Island, LLC	100.000%	CA
Lennar Marina A Funding, LLC	100.000%	DE
Lennar Massachusetts Properties, Inc.	100.000%	DE
Lennar Multifamily Communities, LLC	100.000%	DE
Lennar New Jersey Properties, Inc.	100.000%	DE
Lennar New York, LLC	100.000%	NY
Lennar Northeast Properties LLC	100.000%	NJ
Lennar Northeast Properties, Inc.	100.000%	NV
Lennar Northwest, Inc.	100.000%	DE
Lennar Pacific Properties Management, Inc.	100.000%	DE
Lennar Pacific Properties, Inc.	100.000%	DE
Lennar Pacific, Inc.	100.000%	DE
Lennar PI Acquisition, LLC	100.000%	NJ
Lennar PI Property Acquisition, LLC	100.000%	NJ
Lennar PIS Management Company, LLC	100.000%	DE
Lennar PNW, Inc.	100.000%	WA
Lennar Port Imperial South, LLC	100.000%	DE
Lennar Realty, Inc.	100.000%	FL
Lennar Renaissance, Inc.	100.000%	CA
Lennar Reno, LLC	100.000%	NV
Lennar Riverside West Urban Renewal Company, L.L.C.	100.000%	NJ
Lennar Riverside West, LLC	100.000%	DE
Lennar Sacramento, Inc.	100.000%	CA
Lennar Sales Corp.	100.000%	CA
Lennar San Jose Holdings, Inc.	100.000%	CA
Lennar Southland I, Inc.	100.000%	CA
Lennar Southwest Holding Corp.	100.000%	NV
Lennar Texas Holding Company	100.000%	TX
Lennar Trading Company, LP	100.000%	TX
Lennar Ventures, LLC	100.000%	FL
Lennar West Valley, LLC	100.000%	CA
Lennar.com Inc.	100.000%	FL
LFS Holding Company, LLC	100.000%	DE
LH Eastwind, LLC	100.000%	FL
LHI Renaissance, LLC	100.000%	FL
LNC at Meadowbrook, LLC	100.000%	IL
LNC at Ravenna, LLC	100.000%	IL
LNC Communities I, Inc.	100.000%	CO
LNC Communities II, LLC	100.000%	CO
LNC Communities III, Inc.	100.000%	CO
LNC Communities IV, LLC	100.000%	CO
LNC Communities IX, LLC	100.000%	CO
LNC Communities V, LLC	100.000%	CO
LNC Communities VI, LLC	100.000%	CO
LNC Communities VII, LLC	100.000%	CO
LNC Communities VIII, LLC	100.000%	CO
LNC Northeast Mortgage, Inc.	100.000%	DE
LNC Pennsylvania Realty, Inc.	100.000%	PA
Long Beach Development, LLC	100.000%	TX
Lori Gardens Associates II, LLC	100.000%	NJ
Lori Gardens Associates III, LLC	100.000%	NJ
Lorton Station, LLC	100.000%	VA
Madrona Village L.L.C.	100.000%	IL
Madrona Village Mews L.L.C.	100.000%	IL
Mid-County Utilities, Inc.	100.000%	MD
Mission Viejo 12S Venture, LP	100.000%	CA
Mission Viejo Holdings, Inc.	100.000%	CA

Schedule 1.1C	Guarantor Subsidiaries

Name	Ownership Percent	State of Incorporation
North American Asset Development Corporation	100.000%	CA
North American Title Company, Inc. (CA)	100.000%	CA
Northbridge L.L.C.	100.000%	IL
Northeastern Properties LP, Inc.	100.000%	NV
Palm Gardens At Doral Clubhouse, LLC	100.000%	FL
Palm Gardens at Doral, LLC	100.000%	FL
Palm Vista Preserve, LLC	100.000%	FL
PG Properties Holding, LLC	100.000%	NC
Pioneer Meadows Development, LLC	100.000%	NV
Pioneer Meadows Investments, LLC	100.000%	NV
POMAC, LLC	100.000%	MD
Prestonfield L.L.C.	100.000%	IL
PT Metro, LLC	100.000%	DE
Raintree Village II L.L.C.	100.000%	IL
Raintree Village, L.L.C.	100.000%	IL
Rivenhome Corporation	100.000%	FL
Rutenberg Homes of Texas, Inc.	100.000%	TX
Rutenberg Homes, Inc.	100.000%	FL
Rye Hill Company, LLC	100.000%	NY
S. Florida Construction II, LLC	100.000%	FL
S. Florida Construction III, LLC	100.000%	FL
S. Florida Construction, LLC	100.000%	FL
San Felipe Indemnity Co., Ltd.	100.000%	Bermuda
San Lucia, LLC	100.000%	FL
Savell Gulley Development, LLC	100.000%	TX
Scarsdale, LTD.	100.000%	TX
Seminole/70th, LLC	100.000%	FL
Siena at Old Orchard, LLC	100.000%	IL
Spanish Springs Development, LLC	100.000%	NV
Stoney Corporation	100.000%	FL
Strategic Cable Technologies, L.P.	100.000%	TX
Strategic Holdings, Inc.	100.000%	NV
Strategic Technologies, LLC	100.000%	FL
Summerfield Venture L.L.C.	100.000%	IL
Summerwood, LLC	100.000%	MD
Temecula Valley, LLC	100.000%	DE
The LNC Northeast Group, Inc.	100.000%	DE
The Preserve at Coconut Creek, LLC	100.000%	FL
U.S. Home Corporation	100.000%	DE
U.S. Home of Arizona Construction Co.	100.000%	AZ
U.S. Home Realty, Inc.	100.000%	TX
U.S.H. Los Prados, Inc.	100.000%	NV
U.S.H. Realty, Inc.	100.000%	MD
USH - Flag, LLC	100.000%	FL
USH (West Lake), Inc.	100.000%	NJ
USH Equity Corporation	100.000%	NV
USH Woodbridge, Inc.	100.000%	TX
UST Lennar GP PIS 10, LLC	100.000%	DE
UST Lennar GP PIS 7, LLC	100.000%	DE
WCP, LLC	100.000%	SC
West Chocolate Bayou Development, LLC	100.000%	TX
West Van Buren L.L.C.	100.000%	IL
Westchase, Inc.	100.000%	NV

Schedule 3.1

Lennar Corporation

Oustanding LOCs as of June 17, 2014

Revolver Facility

ISSUING ENTITY	LOC NUMBER	LOC AMOUNT
BOA	3116046	135,900.00
BOA	3128926	60,000.00
BOA	3130445	60,592.50
BOA	3130634	300,000.00

BOA Total		556,492.50

DEUTSCHE	S18565	1,000,000.00
DEUTSCHE	S19371	1,016,508.00
DEUTSCHE	S19372	76,493.69
DEUTSCHE	S19402	222,989.03
DEUTSCHE	S20053	31,400.00
DEUTSCHE	S20055	1,213,936.00

DEUTSCHE Total		3,561,326.72

WELLS FARGO	IS0015555U	439,593.00
WELLS FARGO	IS0027652U	64,205.00
WELLS FARGO	IS0119785U	1,052,394.06
WELLS FARGO	IS0137645U	27,010.00
WELLS FARGO	IS0154875U	52,103.30
WELLS FARGO	IS0160973U	535,478.15

WELLS FARGO Total		2,170,783.51

PNC BANK	18120035-00-000	167,501.60
PNC BANK	18120188-00-000	147,999.00
PNC BANK	18120784-00-000	92,141.70
PNC BANK	18120847-00-000	1,475,372.90
PNC BANK	18120962-00-000	277,995.00
PNC BANK	18120961-00-000	50,919.00
PNC BANK	18121151-00-000	703,073.80
PNC BANK	18121354-00-000	98,861.00

PNC BANK Total		3,013,864.00

CALIFORNIA BANK & TRUST	SB06-2130	45,000.00
CALIFORNIA BANK & TRUST	SB06-2155	3,351,312.39
CALIFORNIA BANK & TRUST	SB06-2177	923,525.35

CALIFORNIA BANK & TRUST Total		4,319,837.74

Grand Total		13,622,304.47

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
1	308 Furman, Ltd.	100.000%	TX
2	360 Developers, LLC	100.000%	FL
3	Ann Arundel Farms, Ltd.	100.000%	TX
4	Aquaterra Utilities, Inc.	100.000%	FL
5	Asbury Woods L.L.C.	100.000%	IL
6	Astoria Options, LLC	100.000%	DE
7	Autumn Creek Development, Ltd.	100.000%	TX
8	Aylon, LLC	100.000%	DE
9	Bainebridge 249, LLC	100.000%	FL
10	Bay Colony Expansion 369, Ltd.	100.000%	TX
11	Bay River Colony Development, Ltd.	100.000%	TX
12	BB Investment Holdings, LLC	100.000%	NV
13	BCI Properties, LLC	100.000%	NV
14	Bellagio Lennar, LLC	100.000%	FL
15	Belle Meade LEN Holdings, LLC	100.000%	FL
16	Belle Meade Partners, LLC	100.000%	FL
17	Bonterra Lennar, LLC	100.000%	FL
18	BPH I, LLC	100.000%	NV
19	Bramalea California, Inc.	100.000%	CA
20	Bressi Gardenlane, LLC	100.000%	DE
21	Builders LP, Inc.	100.000%	DE
22	Cambria L.L.C.	100.000%	IL
23	Cary Woods, LLC	100.000%	IL
24	Casa Marina Development, LLC	100.000%	FL
25	Caswell Acquisition Group, LLC	100.000%	DE
26	Cedar Lakes II, LLC	100.000%	NC
27	Chancellor Place at Hamilton, LLC	100.000%	NJ
28	Cherrytree II LLC	100.000%	MD
29	CL Ventures, LLC	100.000%	FL
30	Club Bonterra Lennar, LLC	100.000%	FL
31	Coco Palm 82, LLC	100.000%	FL
32	Colonial Heritage LLC	100.000%	VA
33	Concord Station, LLP	100.000%	FL
34	Coto De Caza, Ltd., Limited Partnership	100.000%	CA
35	Coventry L.L.C.	100.000%	IL
36	CP Red Oak Management, LLC	100.000%	TX
37	CP Red Oak Partners, Ltd.	100.000%	TX
38	CPFE, LLC	100.000%	MD
39	Creekside Crossing, L.L.C.	100.000%	IL
40	Crest at Fondren Holdings, LLC.	100.000%	DE
41	Crest at Fondren Investor, LLC.	100.000%	DE
42	Danville Tassajara Partners, LLC	100.000%	DE
43	Darcy-Joliet L.L.C.	100.000%	IL
44	DBJ Holdings, LLC	100.000%	NV
45	DCA Financial, LLC	100.000%	FL
46	DTC Holdings of Florida, LLC	100.000%	FL
47	Durrell 33, LLC	100.000%	NJ
48	Eagle Bend Commercial, LLC	100.000%	CO
49	Eagle Home Mortgage Holdings, LLC	100.000%	DE
50	Eagle Home Mortgage of California, Inc.	100.000%	CA
51	Eagle Mortgage Holdings, LLC	100.000%	DE
52	Edgewater Reinsurance, Ltd.	100.000%	Turks and Caicos
53	Estates Seven, LLC	100.000%	DE
54	EV, LLC	100.000%	MD
55	Evergreen Village LLC	100.000%	DE
56	F&R Florida Homes, LLC	100.000%	FL
57	F&R QVI Home Investments USA, LLC	100.000%	DE
58	Fidelity Guaranty and Acceptance Corp.	100.000%	DE
59	FLORDADE LLC	100.000%	FL
60	Fox-Maple Associates, LLC	100.000%	NJ
61	Friendswood Development Company, LLC	100.000%	TX
62	Garco Investments, LLC	100.000%	FL

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
63	Greystone Construction, Inc.	100.000%	AZ
64	Greystone Homes of Nevada, Inc.	100.000%	DE
65	Greystone Homes, Inc.	100.000%	DE
66	Greystone Nevada, LLC	100.000%	DE
67	Greywall Club L.L.C.	100.000%	IL
68	Hammocks Lennar LLC	100.000%	FL
69	Harveston, LLC	100.000%	DE
70	Haverford Venture L.L.C.	100.000%	IL
71	Haverton L.L.C.	100.000%	IL
72	HCC Investors, LLC	100.000%	DE
73	Heathcote Commons LLC	100.000%	VA
74	Heritage of Auburn Hills, L.L.C.	100.000%	MI
75	Hewitts Landing Trustee, LLC	100.000%	MA
76	Home Buyer’s Advantage Realty, Inc.	100.000%	TX
77	Homecraft Corporation	100.000%	TX
78	HTC Golf Club, LLC	100.000%	CO
79	HW SF, LLC	100.000%	TX
80	Inactive Companies, LLC	100.000%	FL
81	Independence L.L.C.	100.000%	VA
82	Isles at Bayshore Club, LLC	100.000%	FL
83	Kendall Hammocks Commercial, LLC	100.000%	FL
84	LAC MOUNTAIN VIEW INVESTOR, LLC	100.000%	DE
85	Lakelands at Easton, L.L.C.	100.000%	MD
86	Lakeside Farm, LLC	100.000%	MD
87	LCD Asante, LLC	100.000%	DE
88	LCI Downtown Doral Investor, LLC	100.000%	DE
89	LCI North DeKalb Investor GP, LLC	100.000%	DE
90	LCI North DeKalb Investor LP, LLC	100.000%	DE
91	LCI Property Managers, LLC	100.000%	DE
92	Legends Club, LLC	100.000%	FL
93	Legends Golf Club, LLC	100.000%	FL
94	LEN - Belle Meade, LLC	100.000%	FL
95	LEN - OBS Windemere, LLC	100.000%	DE
96	LEN - Palm Vista, LLC	100.000%	FL
97	LEN OT Holdings, LLC	100.000%	FL
98	LEN Paradise Cable, LLC	100.000%	FL
99	LEN Paradise Operating, LLC	100.000%	FL
100	Len Paradise, LLC	100.000%	FL
101	LEN-CG South, LLC	100.000%	FL
102	Lencraft, LLC	100.000%	MD
103	LENH I, LLC	100.000%	FL
104	Len-Hawks Point, LLC	100.000%	FL
105	Lennar - BVHP, LLC	100.000%	CA
106	Lennar Aircraft I, LLC	100.000%	DE
107	Lennar Arizona Construction, Inc.	100.000%	AZ
108	Lennar Arizona, Inc.	100.000%	AZ
109	Lennar Associates Management Holding Company	100.000%	FL
110	Lennar Associates Management, LLC	100.000%	DE
111	Lennar Avenue One, LLC	100.000%	DE
112	Lennar Berkeley, LLC	100.000%	NJ
113	Lennar Bridges, LLC	100.000%	CA
114	Lennar Buffington Colorado Crossing, L.P.	100.000%	TX
115	Lennar Buffington Zachary Scott, L.P.	100.000%	TX
116	Lennar Carolinas, LLC	100.000%	DE
117	Lennar Central Park, LLC	100.000%	DE
118	Lennar Central Region Sweep, Inc.	100.000%	NV
119	Lennar Central Texas, L.P.	100.000%	TX
120	Lennar Chicago, Inc.	100.000%	IL
121	Lennar Cobra, LLC	100.000%	DE
122	Lennar Colorado Minerals LLC	100.000%	CO
123	Lennar Colorado, LLC	100.000%	CO
124	Lennar Commercial Investors, LLC	100.000%	FL

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
125	Lennar Communities Development, Inc.	100.000%	DE
126	Lennar Communities Nevada, LLC	100.000%	NV
127	Lennar Communities of Chicago L.L.C.	100.000%	IL
128	Lennar Communities, Inc.	100.000%	CA
129	Lennar Construction, Inc.	100.000%	AZ
130	Lennar Coto Holdings, L.L.C.	100.000%	CA
131	Lennar Courts, LLC	100.000%	FL
132	Lennar Developers, Inc.	100.000%	FL
133	Lennar Ewing, LLC	100.000%	NJ
134	Lennar Family of Builders GP, Inc.	100.000%	DE
135	Lennar Family of Builders Limited Partnership	100.000%	DE
136	Lennar Financial Services, LLC	100.000%	FL
137	Lennar Flamingo, LLC	100.000%	FL
138	Lennar Fresno, Inc.	100.000%	CA
139	Lennar Gardens, LLC	100.000%	FL
140	Lennar Georgia, Inc.	100.000%	GA
141	Lennar Greer Ranch Venture, LLC	100.000%	CA
142	Lennar Heritage Fields, LLC	100.000%	CA
143	Lennar Hingham Holdings, LLC	100.000%	DE
144	Lennar Hingham JV, LLC	100.000%	DE
145	Lennar Homes Holding, LLC	100.000%	DE
146	Lennar Homes NJ, LLC	100.000%	DE
147	Lennar Homes of Arizona, Inc.	100.000%	AZ
148	Lennar Homes of California, Inc.	100.000%	CA
149	LENNAR HOMES OF TENNESSEE, LLC	100.000%	DE
150	Lennar Homes of Texas Land and Construction, Ltd.	100.000%	TX
151	Lennar Homes of Texas Sales and Marketing, Ltd.	100.000%	TX
152	Lennar Homes, LLC	100.000%	FL
153	Lennar HW Scala SF GP, LLC	100.000%	DE
154	Lennar Illinois Trading Company, LLC	100.000%	IL
155	Lennar Imperial Holdings Limited Partnership	100.000%	DE
156	Lennar Insurance Services, Inc.	100.000%	FL
157	Lennar International Holding, LLC	100.000%	DE
158	Lennar International, LLC	100.000%	DE
159	Lennar Lakeside Investor, LLC	100.000%	DE
160	Lennar Land Partners Sub II, Inc.	100.000%	NV
161	Lennar Land Partners Sub, Inc.	100.000%	DE
162	Lennar Layton, LLC	100.000%	DE
163	Lennar Long Beach Promenade Partners, LLC	100.000%	DE
164	Lennar Lytle, LLC	100.000%	DE
165	Lennar Mare Island, LLC	100.000%	CA
166	Lennar Marina A Funding, LLC	100.000%	DE
167	Lennar Massachusetts Properties, Inc.	100.000%	DE
168	Lennar MF Holdings, LLC	100.000%	DE
169	Lennar Middletown, LLC	100.000%	NJ
170	Lennar Multifamily Communities, LLC	100.000%	DE
171	Lennar Multifamily Management, LLC	100.000%	DE
172	Lennar New Jersey Properties, Inc.	100.000%	DE
173	Lennar New York, LLC	100.000%	NY
174	Lennar Northeast Properties LLC	100.000%	NJ
175	Lennar Northeast Properties, Inc.	100.000%	NV
176	Lennar Northwest, Inc.	100.000%	DE
177	Lennar Pacific Properties Management, Inc.	100.000%	DE
178	Lennar Pacific Properties, Inc.	100.000%	DE
179	Lennar Pacific, Inc.	100.000%	DE
180	Lennar PI Acquisition, LLC	100.000%	NJ
181	Lennar PI Property Acquisition, LLC	100.000%	NJ
182	Lennar PIS Management Company, LLC	100.000%	DE
183	Lennar PNW, Inc.	100.000%	WA
184	Lennar Point, LLC	100.000%	NJ
185	Lennar Port Imperial South, LLC	100.000%	DE
186	Lennar Realty, Inc.	100.000%	FL

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
187	Lennar Renaissance, Inc.	100.000%	CA
188	Lennar Reno, LLC	100.000%	NV
189	Lennar Rialto Investment LP	100.000%	DE
190	Lennar Riverside West Urban Renewal Company, L.L.C.	100.000%	NJ
191	Lennar Riverside West, LLC	100.000%	DE
192	Lennar Sacramento, Inc.	100.000%	CA
193	Lennar Sales Corp.	100.000%	CA
194	Lennar San Jose Holdings, Inc.	100.000%	CA
195	Lennar Southland I, Inc.	100.000%	CA
196	Lennar Southwest Holding Corp.	100.000%	NV
197	Lennar Spencer’s Crossing, LLC	100.000%	DE
198	Lennar Texas Holding Company	100.000%	TX
199	Lennar Trading Company, LP	100.000%	TX
200	Lennar Ventures, LLC	100.000%	FL
201	Lennar West Valley, LLC	100.000%	CA
202	Lennar.com Inc.	100.000%	FL
203	Lennar/LNR Camino Palomar, LLC	100.000%	CA
204	Lennar/Shadeland, LLC	100.000%	PA
205	Lennar-Lantana Boatyard, Inc.	100.000%	FL
206	LEN-Ryan 1, LLC	100.000%	FL
207	Len-Verandahs, LLP	100.000%	FL
208	LFS Holding Company, LLC	100.000%	DE
209	LH Eastwind, LLC	100.000%	FL
210	LHC HP I, LLC	100.000%	DE
211	LHC HP II, LLC	100.000%	DE
212	LH-EH Layton Lakes Estates, LLC	100.000%	AZ
213	LHI Renaissance, LLC	100.000%	FL
214	LMC 1001 Olive Investor, LLC	100.000%	DE
215	LMC 2026 Madison Holdings, LLC	100.000%	DE
216	LMC 2026 Madison Investor, LLC	100.000%	DE
217	LMC Boca City Walk Developer, LLC	100.000%	DE
218	LMC Central at McDowell, LLC	100.000%	DE
219	LMC Charlotte Ballpark Developer, LLC	100.000%	DE
220	LMC Gateway Investor, LLC	100.000%	DE
221	LMC Gateway Venture, LLC	100.000%	DE
222	LMC Gilman Square Investor, LLC	100.000%	DE
223	LMC Hollywood Highland Investor, LLC	100.000%	DE
224	LMC Malden Station Investor, LLC	100.000%	DE
225	LMC Millenia Investor, LLC	100.000%	DE
226	LMC West Loop Investor, LLC	100.000%	DE
227	LMI - Jacksonville Investor, LLC	100.000%	DE
228	LMI - South Kings Development Investor, LLC	100.000%	DE
229	LMI - West Seattle, LLC	100.000%	DE
230	LMI (150 OCEAN) INVESTOR, LLC	100.000%	DE
231	LMI 99 Hudson Developer, LLC	100.000%	DE
232	LMI 99 Hudson Investor, LLC	100.000%	DE
233	LMI Cell Tower Investors, LLC	100.000%	DE
234	LMI Collegedale Investor, LLC	100.000%	DE
235	LMI Collegedale, LLC	100.000%	DE
236	LMI Contractors, LLC	100.000%	DE
237	LMI Glencoe Dallas Investor, LLC	100.000%	DE
238	LMI Lakes West Covina Holdings, LLC	100.000%	DE
239	LMI Lakes West Covina Investor, LLC	100.000%	DE
240	LMI Lakes West Covina, LLC	100.000%	DE
241	LMI Largo Park Investor, LLC	100.000%	DE
242	LMI Las Colinas Station, LLC	100.000%	DE
243	LMI Naperville Investor, LLC	100.000%	DE
244	LMI Pacific Tower, LLC	100.000%	DE
245	LMI Park Central Investor, LLC	100.000%	DE
246	LMI Park Central Two, LLC	100.000%	DE
247	LMI Peachtree Corners Investor, LLC	100.000%	DE
248	LMI Peachtree Corners, LLC	100.000%	DE

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
249	LMI Pearl Apartment Homes Investor, LLC	100.000%	DE
250	LMI Redwood City Investor, LLC	100.000%	DE
251	LMI TEMPE 601 W. RIO SALADO INVESTOR, LLC	100.000%	DE
252	LMI-AECOM Holdings, LLC	100.000%	DE
253	LMI-AECOM Jersey City, LLC	100.000%	DE
254	LMICS, LLC	100.000%	DE
255	LMI-JC Developer, LLC	100.000%	DE
256	LMI-JC, LLC	100.000%	DE
257	LNC at Meadowbrook, LLC	100.000%	IL
258	LNC at Ravenna, LLC	100.000%	IL
259	LNC Communities I, Inc.	100.000%	CO
260	LNC Communities II, LLC	100.000%	CO
261	LNC Communities III, Inc.	100.000%	CO
262	LNC Communities IV, LLC	100.000%	CO
263	LNC Communities IX, LLC	100.000%	CO
264	LNC Communities V, LLC	100.000%	CO
265	LNC Communities VI, LLC	100.000%	CO
266	LNC Communities VII, LLC	100.000%	CO
267	LNC Communities VIII, LLC	100.000%	CO
268	LNC Northeast Mortgage, Inc.	100.000%	DE
269	LNC Pennsylvania Realty, Inc.	100.000%	PA
270	Long Beach Development, LLC	100.000%	TX
271	Longleaf Acquisition, LLC	100.000%	FL
272	Lori Gardens Associates II, LLC	100.000%	NJ
273	Lori Gardens Associates III, LLC	100.000%	NJ
274	Lori Gardens Associates, L.L.C.	100.000%	NJ
275	Lorton Station, LLC	100.000%	VA
276	LW D’Andrea, LLC	100.000%	DE
277	Madrona Ridge L.L.C.	100.000%	IL
278	Madrona Village L.L.C.	100.000%	IL
279	Madrona Village Mews L.L.C.	100.000%	IL
280	Majestic Woods, LLC	100.000%	NJ
281	Marble Mountain Partners, LLC	100.000%	DE
282	Mid-County Utilities, Inc.	100.000%	MD
283	Miralago West Lennar, LLC	100.000%	FL
284	Mission Viejo 12S Venture, LP	100.000%	CA
285	Mission Viejo Holdings, Inc.	100.000%	CA
286	Moffett Meadows Partners, LLC	100.000%	DE
287	NASSA LLC	100.000%	FL
288	NC Crabtree Valley, LLC	100.000%	DE
289	NC Properties I, LLC	100.000%	DE
290	NC Properties II, LLC	100.000%	DE
291	North American Advantage Insurance Services, LLC	100.000%	TX
292	North American Asset Development Corporation	100.000%	CA
293	North American Exchange Company	100.000%	CA
294	North American Legal Services, L.L.C.	100.000%	NJ
295	North American National Title Solutions, LLC	100.000%	FL
296	North American Services, LLC	100.000%	CA
297	North American Title Agency, Inc.	100.000%	NJ
298	North American Title Alliance, LLC	100.000%	FL
299	North American Title Company (AZ)	100.000%	AZ
300	North American Title Company (FL)	100.000%	FL
301	North American Title Company (IL)	100.000%	IL
302	North American Title Company (MD)	100.000%	MD
303	North American Title Company (MN)	100.000%	MN
304	North American Title Company (NV)	100.000%	NV
305	North American Title Company (TX)	100.000%	TX
306	North American Title Company of Colorado	100.000%	CO
307	North American Title Company, Inc. (CA)	100.000%	CA
308	North American Title Company, LLC (OH)	100.000%	OH
309	North American Title Florida Alliance, LLC	100.000%	FL
310	North American Title Group, Inc. (FL)	100.000%	FL

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
311	North American Title Insurance Company	100.000%	CA
312	North American Title, LLC (UT)	100.000%	UT
313	North American Trust, Inc.	100.000%	FL
314	Northbridge L.L.C.	100.000%	IL
315	Northeastern Properties LP, Inc.	100.000%	NV
316	OHC/Ascot Belle Meade, LLC	100.000%	FL
317	One SR, L.P.	100.000%	TX
318	Osceola Trace, LLC	100.000%	FL
319	Palm Gardens At Doral Clubhouse, LLC	100.000%	FL
320	Palm Gardens at Doral, LLC	100.000%	FL
321	Palm Vista Preserve, LLC	100.000%	FL
322	PD-Len Boca Raton, LLC	100.000%	DE
323	PD-Len Delray, LLC	100.000%	DE
324	PG Properties Holding, LLC	100.000%	NC
325	Pioneer Meadows Development, LLC	100.000%	NV
326	Pioneer Meadows Investments, LLC	100.000%	NV
327	POMAC, LLC	100.000%	MD
328	Port Imperial South Building 14, LLC	100.000%	NJ
329	Prestonfield L.L.C.	100.000%	IL
330	Providence Lakes, LLP	100.000%	FL
331	PT Metro, LLC	100.000%	DE
332	Raintree Village II L.L.C.	100.000%	IL
333	Raintree Village L.L.C.	100.000%	IL
334	Renaissance Joint Venture	100.000%	FL
335	Reserve @ Pleasant Grove II LLC	100.000%	NJ
336	Reserve @ Pleasant Grove LLC	100.000%	NJ
337	Reserve at River Park, LLC	100.000%	NJ
338	Reserve at South Harrison, LLC	100.000%	NJ
339	Rialto Capital Advisors of New York, LLC	100.000%	DE
340	Rialto Capital Advisors, LLC	100.000%	DE
341	Rialto Capital Management, LLC	100.000%	DE
342	Rialto Capital Partners, LLC	100.000%	DE
343	Rialto Capital Services, LLC	100.000%	DE
344	Rialto Capital Servicing, LLC	100.000%	DE
345	Rialto CMBS, LLC	100.000%	DE
346	Rialto Corporation	100.000%	DE
347	Rialto Holdings, LLC	100.000%	DE
348	Rialto Investments, LLC	100.000%	DE
349	RIALTO MEZZ HOLDINGS, LLC	100.000%	DE
350	Rialto Mezz Partners GP, LLC	100.000%	DE
351	Rialto Mortgage Finance, LLC	100.000%	DE
352	Rialto Partners GP II, LLC	100.000%	DE
353	Rialto Partners GP, LLC	100.000%	DE
354	Rialto REGI, LLC	100.000%	FL
355	Rialto RL CML 2009-1, LLC	100.000%	DE
356	Rialto RL RES 2009-1, LLC	100.000%	DE
357	Rivendell Joint Venture	100.000%	FL
358	Rivenhome Corporation	100.000%	FL
359	RL BB ACQ II-DC, LLC	100.000%	DC
360	RL BB Clearwater, LLC	100.000%	FL
361	RL BB FINANCIAL, LLC	100.000%	FL
362	RL BB Ocala, LLC	100.000%	FL
363	RL BB-AL, LLC	100.000%	AL
364	RL BB-FL ALHI, LLC.	100.000%	FL
365	RL BB-FL Hillsborough, LLC	100.000%	FL
366	RL BB-GA, LLC	100.000%	GA
367	RL BB-IL, LLC	100.000%	IL
368	RL BB-IN KRE OP, LLC.	100.000%	DE
369	RL BB-IN KRE RE, LLC.	100.000%	DE
370	RL BB-IN KRE, LLC.	100.000%	DE
371	RL BB-MD CSM, LLC	100.000%	MD
372	RL BB-MD RML, LLC.	100.000%	MD

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
373	RL BB-MS, LLC	100.000%	MS
374	RL BB-NC BOL 18, LLC	100.000%	NC
375	RL BB-NC BOL, LLC	100.000%	NC
376	RL BB-NC BSA, LLC	100.000%	NC
377	RL BB-NC CCR, LLC	100.000%	NC
378	RL BB-NC FCI, LLC	100.000%	NC
379	RL BB-NC, LLC	100.000%	NC
380	RL BB-OH, LLC	100.000%	OH
381	RL BB-SC Brooksa, LLC	100.000%	SC
382	RL BB-SC CLR II, LLC	100.000%	SC
383	RL BB-SC CLR III, LLC	100.000%	SC
384	RL BB-SC CLR IV, LLC	100.000%	SC
385	RL BB-SC CLR V, LLC	100.000%	SC
386	RL BB-SC CLR VI, LLC	100.000%	SC
387	RL BB-SC CLR, LLC	100.000%	SC
388	RL BB-SC CRRC, LLC	100.000%	SC
389	RL BB-TN BRISTOL, LLC	100.000%	TN
390	RL BB-TN RACEDAY TOWER, LLC	100.000%	TN
391	RL BB-TN, LLC	100.000%	TN
392	RL BB-TX, LLC	100.000%	TX
393	RL BB-WV, LLC	100.000%	WV
394	RL CMBS Holdings, LLC	100.000%	DE
395	RL CMBS Investor, LLC	100.000%	DE
396	RL REGI ALABAMA, LLC	100.000%	AL
397	RL REGI ARKANSAS, LLC	100.000%	AR
398	RL REGI FINANCIAL, LLC	100.000%	FL
399	RL REGI FLORIDA, LLC	100.000%	FL
400	RL REGI GEORGIA, LLC	100.000%	GA
401	RL REGI KANSAS, LLC	100.000%	KS
402	RL REGI LOUISIANA, LLC	100.000%	LA
403	RL REGI MISSISSIPPI, LLC	100.000%	MS
404	RL REGI MISSOURI, LLC	100.000%	MO
405	RL REGI NORTH CAROLINA, LLC	100.000%	NC
406	RL REGI SOUTH CAROLINA, LLC	100.000%	SC
407	RL REGI TENNESSEE, LLC	100.000%	TN
408	RL REGI VIRGINIA, LLC	100.000%	VA
409	RL REGI-AL Carrington, LLC	100.000%	AL
410	RL REGI-AL HMS, LLC	100.000%	AL
411	RL REGI-AL HP, LLC.	100.000%	AL
412	RL REGI-AR GBE, LLC	100.000%	AR
413	RL REGI-FL APOPKA, LLC	100.000%	FL
414	RL REGI-FL CRC, LLC	100.000%	FL
415	RL REGI-FL CUTLER RIDGE, LLC	100.000%	FL
416	RL Regi-FL ESH, LLC.	100.000%	FL
417	RL REGI-FL FT. PIERCE, LLC	100.000%	FL
418	RL REGI-FL GDL, LLC	100.000%	FL
419	RL REGI-FL ITALIA, LLC	100.000%	FL
420	RL REGI-FL PASCO COUNTY, LLC	100.000%	FL
421	RL REGI-FL RDI, LLC	100.000%	FL
422	RL REGI-FL RUSKIN, LLC	100.000%	FL
423	RL REGI-FL SARASOTA, LLC	100.000%	FL
424	RL REGI-FL TPL, LLC	100.000%	FL
425	RL REGI-FL VARC, LLC	100.000%	FL
426	RL REGI-GA AS VILLAS, LLC	100.000%	GA
427	RL REGI-GA DRAD, LLC	100.000%	GA
428	RL REGI-GA HAY DB, LLC	100.000%	GA
429	RL REGI-GA KGI, LLC	100.000%	GA
430	RL REGI-GA MHU, LLC	100.000%	GA
431	RL REGI-GA RLR, LLC	100.000%	GA
432	RL REGI-KS Conquest, LLC	100.000%	KS
433	RL REGI-MO BRANSON, LLC	100.000%	MO
434	RL REGI-MO GMB, LLC	100.000%	MO

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
435	RL REGI-MO MOSCOW MILLS, LLC	100.000%	MO
436	RL REGI-MO PIN OAK, LLC	100.000%	MO
437	RL REGI-MS Double H, LLC	100.000%	MO
438	RL REGI-MS OCEAN SPRINGS, LLC	100.000%	MS
439	RL REGI-NC CIL, LLC	100.000%	NC
440	RL REGI-NC CSP, LLC	100.000%	NC
441	RL REGI-NC GTREE, LLC	100.000%	NC
442	RL REGI-NC Little Wing, LLC.	100.000%	NC
443	RL REGI-NC Mland, LLC	100.000%	NC
444	RL REGI-NC MLD, LLC	100.000%	NC
445	RL REGI-NC RALEIGH, LLC	100.000%	NC
446	RL REGI-NC RFP, LLC	100.000%	NC
447	RL REGI-NC SUGARM, LLC	100.000%	NC
448	RL REGI-NM, LLC	100.000%	NM
449	RL Regi-SC CTL, LLC.	100.000%	SC
450	RL REGI-SC LAKE E, LLC	100.000%	SC
451	RL REGI-SC TCS, LLC	100.000%	SC
452	RL Regi-SC TDG, LLC.	100.000%	SC
453	RL REGI-SC TIG, LLC	100.000%	SC
454	RL REGI-TN GVC, LLC	100.000%	TN
455	RL REGI-TN OAK, LLC	100.000%	TN
456	RL REGI-TN Sevierville, LLC	100.000%	TN
457	RL REGI-TN SPRINGHILL, LLC	100.000%	TN
458	RL REGI-TN WILLIAMSON, LLC	100.000%	TN
459	RL REGI-VA GLENA, LLC	100.000%	VA
460	RL-Regi-SC DDBS, LLC.	100.000%	SC
461	RMF Alliance, LLC	100.000%	DE
462	RMF Commercial, LLC	100.000%	DE
463	RMF Partner, LLC	100.000%	DE
464	RMF PR New York, LLC	100.000%	DE
465	RMF Sub 1, LLC	100.000%	DE
466	Rocking Horse Minerals, LLC	100.000%	CO
467	Rutenberg Homes of Texas, Inc.	100.000%	TX
468	Rutenberg Homes, Inc. (Florida)	100.000%	FL
469	Rye Hill Company, LLC	100.000%	NY
470	S. Florida Construction II, LLC	100.000%	FL
471	S. Florida Construction III, LLC	100.000%	FL
472	S. Florida Construction, LLC	100.000%	FL
473	San Felipe Indemnity Co., Ltd.	100.000%	Bermuda
474	San Lucia, LLC	100.000%	FL
475	Santa Ana Transit Village, LLC	100.000%	CA
476	Savannah Development, Ltd.	100.000%	TX
477	Savell Gulley Development, LLC	100.000%	TX
478	SC 521 Indian Land Reserve South, LLC	100.000%	DE
479	SC 521 Indian Land Reserve, LLC	100.000%	DE
480	Scarsdale, LTD.	100.000%	TX
481	Schulz Ranch Developers, LLC	100.000%	DE
482	Seminole/70th, LLC	100.000%	FL
483	Siena at Old Orchard L.L.C.	100.000%	IL
484	South Development, LLC	100.000%	FL
485	Southbank Holding, LLC	100.000%	FL
486	Spanish Springs Development, LLC	100.000%	NV
487	St. Charles Active Adult Community, LLC	100.000%	MD
488	Stoney Corporation	100.000%	FL
489	Stoney Holdings, LLC	100.000%	FL
490	Stoneybrook Clubhouse, Inc.	100.000%	FL
491	Stoneybrook Joint Venture	100.000%	FL
492	Strategic Cable Technologies, L.P.	100.000%	TX
493	Strategic Holdings, Inc. d/b/a Lennar Communications Ventures (LCV)	100.000%	NV
494	Strategic Technologies, LLC	100.000%	FL
495	Summerfield Venture L.L.C.	100.000%	IL
496	Summerwood, LLC	100.000%	MD

Lennar Corporation

Schedule 4.12 Subsidiaries

	Company Name	Ownership %	State
497	SunStreet Energy Group, LLC	100.000%	DE
498	TCO QVI, LLC	100.000%	DE
499	Temecula Valley, LLC	100.000%	DE
500	Terra Division, LLC	100.000%	MN
501	Texas-Wide General Agency, Inc.	100.000%	TX
502	The Baywinds Land Trust	100.000%	FL
503	The Bridges at Rancho Santa Fe Sales Company, Inc.	100.000%	CA
504	The Bridges Club at Rancho Santa Fe, Inc.	100.000%	CA
505	The LNC Northeast Group, Inc.	100.000%	DE
506	The Preserve at Coconut Creek, LLC	100.000%	FL
507	Treviso Holding, LLC	100.000%	FL
508	Tustin Villas Partners, LLC	100.000%	DE
509	Tustin Vistas Partners, LLC	100.000%	DE
510	U.S. Home Corporation	100.000%	DE
511	U.S. Home of Arizona Construction Co.	100.000%	AZ
512	U.S. Home Realty, Inc.	100.000%	TX
513	U.S. Insurors, Inc.	100.000%	FL
514	U.S.H. Los Prados, Inc.	100.000%	NV
515	U.S.H. Realty, Inc.	100.000%	VA
516	UAMC Holding Company, LLC	100.000%	DE
517	Universal American Mortgage Company of California	100.000%	CA
518	Universal American Mortgage Company, LLC	100.000%	FL
519	USH - Flag, LLC	100.000%	FL
520	USH (West Lake), Inc.	100.000%	NJ
521	USH Equity Corporation	100.000%	NV
522	USH LEE, LLC	100.000%	FL
523	USH Woodbridge, Inc.	100.000%	TX
524	UST Lennar GP PIS 10, LLC	100.000%	DE
525	UST Lennar GP PIS 12, LLC	100.000%	DE
526	UST Lennar GP PIS 14, LLC	100.000%	DE
527	UST Lennar GP PIS 19, LLC	100.000%	DE
528	UST Lennar GP PIS 7, LLC	100.000%	DE
529	UST Lennar HW Scala SF Joint Venture, a Delaware general partnership	100.000%	DE
530	UST Lennar PIS 10, LP	100.000%	DE
531	UST Lennar PIS 12, LP	100.000%	DE
532	UST Lennar PIS 14, LP	100.000%	DE
533	UST Lennar PIS 19, LP	100.000%	DE
534	UST Lennar PIS 7, LP	100.000%	DE
535	UST Lennar PIS Joint Venture, LP	100.000%	DE
536	Valencia at Doral, LLC	100.000%	FL
537	Venetian Lennar LLC	100.000%	FL
538	Vineyard Point 2009, LLC	100.000%	CA
539	Waterview at Hanover, LLC	100.000%	NJ
540	WCP, LLC	100.000%	SC
541	West Chocolate Bayou Development, LLC	100.000%	TX
542	West Lake Village, LLC	100.000%	NJ
543	West Seattle Project X, LLC	100.000%	DE
544	West Van Buren L.L.C.	100.000%	IL
545	Westchase, Inc.	100.000%	NV
546	Willowbrook Investors, LLC	100.000%	NJ
547	Woodbridge Multifamily Developer I, LLC	100.000%	DE
548	Wright Farm, L.L.C.	100.000%	VA
549	Xerxes Investor, LLC	100.000%	DE

Schedule 5.1

Regions Bank

PNC Bank, National Association

Capital Bank, N.A.

Schedule 7.4 Existing Investments

Receivable pursuant to promissory note dated as of November 10, 2006, by and between Lennar Homes, Inc. and Heritage Isle Club, LLC, in the original principal amount of $893,498.69.

Receivable pursuant to fourth modification to buyout agreement dated as of May 27, 2011, by and between Lennar Homes of Texas Land and Construction, LTD., Buffington Land, LTD, Lennar Buffington Stonewall Ranch, LTD and Buffington VOHL 5A 6A 6B, LTD., in the original principal amount of $2,000,000.

Receivable pursuant to agreement dated as of March 31, 2010, by and between One Hackberry, LTD., PDC Properties, Inc., Lennar Texas Holding Company, Papagolos Properties, LTD., and Lennar Homes of Texas Land and Construction, LTD. in the original principal amount of $2,000,000.

Receivable pursuant to mortgage note dated as of February 28, 2014, by and between UST Lennar PIS 7, LP and LS-NJ Port Imperial, LLC, in the original principal amount of $24,750,000.

Receivable pursuant to promissory note dated as of February 22, 2013, by and between Flordade, LLC and Sergio Pino and Tatiana Pino, in the original principal amount of $1,750,000.

Receivable pursuant to settlement agreement and mutual releases dated as of March 13, 2013, by and between U.S. Home Corporation, and JDME Kuser Road, LLC and Jeffrey Dobrzynski, in the original principal amount of $100,000.

Receivable pursuant to promissory note dated as of August 7, 2013, by and between US Home Corporation and Chanhassen Residential Development Partners, LLC, in the original principal amount of $210,000.

Receivable pursuant to promissory note dated as of September 11, 2013, by and between NC Properties I, LLC and Woodland Builders, Inc., in the original principal amount of $12,500.

Receivable pursuant to secured promissory note dated as of May 5, 2014, by and between Temecula Valley, LLC and SAM-Horsethief, LLC, in the original principal amount of $5,040,000.

Receivable pursuant to promissory note dated as of May 12, 2014, by and between Lennar Bridges, LLC and Bridges Calle Messina, LLC, in the original principal amount of $1,900,000.

EXHIBIT A

Form of Guarantee Agreement

The Second Amended and Restated Guarantee Agreement is filed as Exhibit 10.22 to the Form 8-K dated June 25, 2014.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

JPMorgan Chase Bank, N.A.

383 Madison Ave, 24th Floor

New York, NY 10179

Attention: Kimberly Turner

Re:	Lennar Corporation

Ladies and Gentlemen:

This Compliance Certificate is made and delivered pursuant to that certain Second Amended and Restated Credit Agreement, dated as of June     , 2014 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) by and between Lennar Corporation, a Delaware corporation (“Borrower”), the lenders from time to time party thereto, including the Swingline Lender and the Issuing Lender (“Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (“Administrative Agent”). Reference is made to the Credit Agreement for full particulars relating to the computations and certifications required herein. All capitalized terms used in this Compliance Certificate and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This Compliance Certificate relates to the accounting period ending             , 20    .

The undersigned hereby certify that the information set forth on Schedule 1 hereto (and on any additional schedules hereto setting forth further supporting detail) is true and accurate as of the end of such accounting period.

The undersigned have reviewed the terms of the Credit Agreement, and based upon an examination which they deemed sufficient to enable them to make an informed statement, hereby further certify that as of the date hereof no Default or Event of Default has occurred and is continuing [except as set forth in a separate attachment hereto describing in detail the nature of each condition or event constituting an exception to the foregoing statement, the period during which it has existed and the action that Borrower is taking or proposes to take with respect to each such condition or event].

[Remainder of This Page Intentionally Left Blank]

1

IN WITNESS WHEREOF, the undersigned officers have signed this Compliance Certificate this      day of             , 20    .

By:
Title:

By:
Title:

Schedule 1

To Compliance Certificate

(See attached spreadsheet)

Schedule 1

1

EXHIBIT C

RESERVED

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                                          (the “Assignor”) and                                          (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by each Assignee. The Standard Terms and Conditions set forth in Annex 1 are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interests identified below, of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an “Assigned Interest” and collectively the “Assigned Interests”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Eligible Assignee of [identify Lender]1]]

3.	Borrower:	Lennar Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated June , 2014 by and among the Borrower, the

[1]	Select as applicable.

Lenders parties thereto, including the Swingline Lender and the Issuing Lender, and the Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

6. ASSIGNED INTEREST:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]		CUSIP Number
Revolving Loan Commitment	$	$		%

Swingline Commitment	$	$		%

L/C Commitment	$	$		%

7. [TRADE DATE:                     ]3

8. EFFECTIVE DATE:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]4

[Signature page follows.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[4]	Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

BORROWER

LENNAR CORPORATION

By:
Name:
Title:

[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interests, (ii) the Assigned Interests are free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) that it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of its Assigned Interests, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase its Assigned Interests on the basis of which it has made such analysis and decision, (v) if such Assignee is not incorporated or organized under the laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee, and (vi) it is not a Competitor, as defined in the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assignee’s Assigned Interests (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the respective Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT E

FORM OF NEW LENDER SUPPLEMENT

Reference is made to the Second Amended and Restated Credit Agreement, dated as of June     , 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the lenders or other financial institutions that are parties as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Upon execution and delivery of this New Lender Supplement by the parties hereto as provided in Section 2.21 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 attached hereto and shall be bound by the obligations in the Credit Agreement as a Lender and entitled to the benefits of the Credit Agreement, effective as of the Increased Facility Closing Date.

THIS NEW LENDER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This New Lender Supplement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be duly executed and delivered by their proper and duly authorized officers as of this      day of             , 201    .

Name of Lender

By:
Name:
Title:

Accepted and agreed:

LENNAR CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

Attachment 1

to Exhibit E

Commitment and Notice Address

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Commitment:

3

EXHIBIT F-1

Legal Opinion of Clifford Chance LLP

(See attached)

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375 www.cliffordchance.com

June [—], 2014

JPMorgan Chase Bank, N.A., as Administrative Agent

Each of the Lenders and Issuing Lenders party to the Second Amended and Restated Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as New York counsel to Lennar Corporation, a Delaware corporation (the “Borrower”), in connection with the Second Amended and Restated Credit Agreement dated as of June [—], 2014 (the “Second Amended and Restated Credit Agreement”) among the Borrower, the Lenders party thereto, the Issuing Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Second Amended and Restated Credit Agreement. This opinion is delivered pursuant to Section 5.1(e) of the Second Amended and Restated Credit Agreement.

In rendering the opinions expressed below, we have examined the following documents:

•	the Second Amended and Restated Credit Agreement;

•	the Revolving Loan Note issued on the date hereof by the Borrower in favor of Regions Bank (the “Regions Bank Note”);

•	the Revolving Loan Note issued on the date hereof by the Borrower in favor of PNC Bank, National Association (the “PNC Bank Note”) and

•	the Second Amended and Restated Guarantee Agreement dated as of June [—], 2014 (the “Second Amended and Restated Guarantee Agreement”) made by each Guarantor (as defined therein) in favor of the Administrative Agent and certain other parties.

Each of the Borrower and each Guarantor is referred to herein as an “Obligor”. Each of the Second Amended and Restated Credit Agreement, the Regions Bank Note, the PNC Bank Note and the Second Amended and Restated Guarantee Agreement is referred to herein as a “Transaction Document”.

We have also examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors and other persons as we have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon the representations and warranties made in or pursuant to the Transaction Documents. We have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency.

June [—], 2014

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies.

Except as expressly opined on by us below, we have assumed, without investigation: (i) the due organization, valid existence and good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iv) that each Transaction Document constitutes a legal, valid and binding obligation of each party thereto; (v) that the execution, delivery and performance of the Transaction Documents by each party thereto do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each governmental authority required in connection with the execution, delivery and performance of the Transaction Documents; and (vii) the accuracy and completeness as of the date hereof of the certificates and other information delivered to us by representatives and officers of each Obligor.

Based upon the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Borrower has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party.

3. The execution, delivery and performance by the Borrower of the Transaction Documents to which it is a party have been duly and validly authorized by all necessary action by the Borrower.

4. The Borrower has duly executed and delivered each Transaction Document to which it is a party.

5. Each Transaction Document is a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligor in accordance with its terms.

6. The execution and delivery by the Borrower of the Transaction Documents to which it is a party do not, and the performance by the Borrower of its obligations thereunder will not, violate the Borrower’s constitutional documents or the Delaware General Corporation Law.

7. The execution and delivery by each Obligor of the Transaction Documents to which it is a party do not, and the performance by such Obligor of its obligations thereunder will not, violate any Generally Applicable Law (defined below).

8. No consent, approval or authorization of, and no filing, registration, qualification or recordation with, United States federal or State of New York governmental authorities pursuant to any Generally Applicable Law is required in connection with the execution, delivery and performance by any Obligor of the Transaction Documents to which it is a party, other than (a) those that are specified in the Transaction Documents and (b) those that have been duly obtained, taken or made.

9. To our knowledge, there is no action, suit, investigation, litigation or proceeding against the Borrower pending or threatened before any court, governmental agency or arbitrator that challenges the legality, validity or enforceability against any Obligor of any Transaction Document.

June [—], 2014

As used herein, “Generally Applicable Law” means any law otherwise included within the scope of this opinion that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Obligors or the Transaction Documents and excluding securities laws and any law that is applicable to the Obligors or the Transaction Documents solely because of the specific assets or business of any party to any of the Transaction Documents or any of its affiliates.

As used herein, “to our knowledge” means the actual knowledge of facts and other information of each lawyer in our firm actively involved in the transactions contemplated by the Second Amended and Restated Credit Agreement.

Our opinions set forth above are subject to the following qualifications and limitations:

(a) Our opinion set forth in paragraph 5 above is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) We express no opinion as to any provision of a Transaction Document that provides the terms thereof may not be waived or modified except in writing, which may be limited under certain circumstances.

(c) We express no opinion as to any provision in a Transaction Document asserting that the partial invalidity of one or more provisions thereof shall not invalidate the remaining provisions thereof.

(d) We express no opinion with respect to any indemnification or reimbursement obligation or limitation on liability contained in a Transaction Document, insofar as such provision provides exculpation or exemption from, or requires indemnification or reimbursement of a party for, its own action or inaction, where such action or inaction involves such party’s gross negligence, recklessness or wilful or unlawful misconduct or to the extent any such provision is contrary to public policy.

(e) United States federal court jurisdiction is limited by 28 U.S.C. § 1332 where diversity of citizenship is lacking and, even where diversity exists, federal courts retain the power to transfer an action from one federal court to another under 28 U.S.C. § 1404(a) or to dismiss by reason of the doctrine of forum non conveniens.

(f) We express no opinion as to whether a United States federal court or state court outside of the State of New York would give effect to the choice of New York law provided for in a Transaction Document.

(g) We express no opinion as to any provision of a Transaction Document that purports to (i) grant rights of set-off to any person not a party thereto or (ii) permit set-off to be made without notice.

June [—], 2014

The opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law. We are members of the bar of the State of New York; our opinions relating to the Delaware General Corporation Law are based solely on our prior experience with such laws as a result of advising on similar transactions.

The opinions set forth herein are rendered as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact that may hereafter be brought to our attention.

This opinion is rendered solely for your benefit in connection with the Second Amended and Restated Credit Agreement and may not be relied upon by any other person or entity without our prior written consent in each instance, except that this opinion may be relied upon by any assignee, participant or transferee of a Lender or any Issuing Lender.

Very truly yours,

EXHIBIT F-2

Legal Opinion of Borrower’s Internal Counsel

(See attached)

June 25, 2014

JPMorgan Chase Bank, N.A., as Administrative Agent

Each of the Lenders and Issuing Lenders party to the Second Amended and Restated Credit Agreement referred to below

Ladies and Gentlemen:

I am the General Counsel of Lennar Corporation, a Delaware corporation (the “Borrower”). I am providing the opinion below in connection with (i) the Second Amended and Restated Credit Agreement dated as of June 25, 2014 (the “Second Amended and Restated Credit Agreement”) among the Borrower, the Lenders party thereto, the Issuing Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), (ii) the Second Amended and Restated Guarantee Agreement dated as of the date hereof (the “Second Amended and Restated Guarantee Agreement”) made by each of the parties listed on Schedule 1 hereto (the “Guarantors”) in favor of the Administrative Agent and certain other parties, (iii) the Revolving Loan Note dated the date hereof (the “Regions Bank Note”) made by the Borrower in favor of Regions Bank and (iv) the Revolving Loan Note dated the date hereof (the “PNC Bank Note”) made by the Borrower in favor of PNC Bank, National Association.

Each of the Guarantors and the Borrower is referred to herein as an “Obligor”. Each of the Second Amended and Restated Credit Agreement, the Second Amended and Restated Guarantee Agreement, the Regions Bank Note and the PNC Bank Note is referred to herein as a “Transaction Document”. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Second Amended and Restated Credit Agreement.

I have examined and relied upon such records and statements and certificates of public officials and representatives and officers of the Obligors and other persons as I have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to my opinions expressed below, I have, without independent investigation, relied upon the representations and warranties made in or pursuant to the Transaction Documents. I have not reviewed the dockets or other records of any court, arbitrator or governmental or regulatory body or agency.

In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as certified or photostatic copies.

June 25, 2014

Except as expressly opined on by me below, I have assumed, without investigation: (i) the due organization, valid existence and good standing of each party to the Transaction Documents; (ii) that each party to the Transaction Documents has requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party; (iii) that each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iv) that each Transaction Document constitutes a legal, valid and binding obligation of each party thereto; (v) that the execution, delivery and performance of the Transaction Documents by each party thereto do not contravene such party’s constitutional documents, violate any law, rule or regulation applicable to such party or result in any conflict with or breach of any agreement or instrument to which such party is a party or by which such party is bound; and (vi) that each party to the Transaction Documents has obtained or made all consents, approvals, authorizations, filings, registrations, qualifications or recordations with each governmental authority required in connection with the execution, delivery and performance of the Transaction Documents.

Based upon the foregoing, and such examination of law as I have deemed necessary, I am of the opinion as follows:

1.	Each Guarantor is validly existing in good standing or active status under the laws of the jurisdiction of its incorporation or formation.

2.	Each Guarantor has all requisite power and authority to execute, deliver and perform its obligations under the Second Amended and Restated Guarantee Agreement.

3.	The execution, delivery and performance by each Guarantor of the Second Amended and Restated Guarantee Agreement has been duly and validly authorized by all necessary action by such Guarantor.

4.	Each Guarantor has duly executed and delivered the Second Amended and Restated Guarantee Agreement.

5.	The execution and delivery by each Obligor of the Transaction Documents to which it is a party does not, and the performance by each Obligor of its obligations thereunder will not, violate such Obligor’s constitutional documents.

6.	The execution, delivery and performance by each Obligor of its obligations under each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will not result in a breach of, a default under or the acceleration of (or entitle any party to accelerate) the maturity of any obligation of any Obligor under, or result in or require the creation of any lien upon or security interest in any property of any Obligor pursuant to the terms of, any agreement or document specifically identified on Schedule 2 hereto.

7.	To my knowledge, there is no action, suit, investigation, litigation or proceeding against any Obligor pending or threatened before any court, governmental agency or arbitrator that challenges the legality, validity or enforceability against any Obligor of any Transaction Document.

June 25, 2014

My opinions set forth above are subject to the following qualifications and limitations:

My opinion set forth in paragraph 6 above excludes any financial covenants, ratios and other similar provisions relating to quantitative and/or computational matters.

Please be advised that I am admitted to practice law in the State of New York and I have registered as authorized house counsel in the State of Florida.

At your request, I hereby consent to reliance hereon by any future assignee of your interest in the loans under the Second Amended and Restated Credit Agreement pursuant to an assignment that is made in accordance with the express provisions of the Second Amended and Restated Credit Agreement, on the condition and understand that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter to take into account changes or absence of changes in law, facts or any other developments of which I may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by assignee at such time.

Except as provided above, this letter is given solely for your benefit and may not be relied upon by any other person for any purpose without my prior written consent in each instance. I undertake no obligation to advise you of any subsequent changes in law or of any facts that may come to my attention after the date of this letter.

Very truly yours,

SCHEDULE I

Guarantors

Name	Jurisdiction of Incorporation

Aquaterra Utilities, Inc.	FL
Asbury Woods L.L.C.	IL
Astoria Options, LLC	DE
Aylon, LLC	DE
Bay Colony Expansion 369, Ltd.	TX
Bay River Colony Development, Ltd.	TX
BB Investment Holdings, LLC	NV
BCI Properties, LLC	NV
BPH I, LLC	NV
Bramalea California, Inc.	CA
Builders LP, Inc.	DE
Cambria L.L.C.	IL
Cary Woods, LLC	IL
Cedar Lakes II, LLC	NC
Cherrytree II LLC	MD
CL Ventures, LLC	FL
Colonial Heritage LLC	VA
Concord Station, LLP	FL
Coto De Caza, Ltd., Limited Partnership	CA
Coventry L.L.C.	IL
Creekside Crossing, L.L.C.	IL
Darcy-Joliet, LLC	IL
DBJ Holdings, LLC	NV
Evergreen Village LLC	DE
F&R QVI Home Investments USA, LLC	DE
Fidelity Guaranty and Acceptance Corp.	DE
Fox-Maple Associates, LLC	NJ
Friendswood Development Company, LLC	TX
Garco Investments, LLC	FL
Greystone Construction, Inc.	AZ
Greystone Homes of Nevada, Inc.	DE
Greystone Homes, Inc.	DE
Greystone Nevada, LLC	DE
Greywall Club L.L.C.	IL

Schedule 1

Haverton L.L.C.	IL
Heathcote Commons LLC	VA
Home Buyer’s Advantage Realty, Inc.	TX
Homecraft Corporation	TX
HTC Golf Club, LLC	CO
Independence L.L.C.	VA
Lakelands at Easton, L.L.C.	MD
Legends Club, LLC	FL
Legends Golf Club, LLC	FL
Len Paradise, LLC	FL
Lencraft, LLC	MD
LENH I, LLC	FL
Lennar Aircraft I, LLC	DE
Lennar Arizona Construction, Inc.	AZ
Lennar Arizona, Inc.	AZ
Lennar Associates Management Holding Company	FL
Lennar Associates Management, LLC	DE
Lennar Buffington Colorado Crossing, L.P.	TX
Lennar Buffington Zachary Scott, L.P.	TX
Lennar Carolinas, LLC	DE
Lennar Central Park, LLC	DE
Lennar Central Region Sweep, Inc.	NV
Lennar Chicago, Inc.	IL
Lennar Colorado, LLC	CO
Lennar Communities Development, Inc.	DE
Lennar Communities Nevada, LLC	NV
Lennar Communities of Chicago L.L.C.	IL
Lennar Communities, Inc.	CA
Lennar Construction, Inc.	AZ
Lennar Coto Holdings, L.L.C.	CA
Lennar Developers, Inc.	FL
Lennar Family of Builders GP, Inc.	DE
Lennar Family of Builders Limited Partnership	DE
Lennar Financial Services, LLC	FL
Lennar Fresno, Inc.	CA
Lennar Georgia, Inc.	GA
Lennar Hingham Holdings, LLC	DE
Lennar Hingham JV, LLC	DE
Lennar Homes Holding, LLC	DE
Lennar Homes of Arizona, Inc.	AZ
Lennar Homes of California, Inc.	CA

Schedule 1

Lennar Homes of Texas Land and Construction, Ltd.	TX
Lennar Homes of Texas Sales and Marketing, Ltd.	TX
Lennar Homes, LLC	FL
Lennar Illinois Trading Company, LLC	IL
Lennar Imperial Holdings Limited Partnership	DE
Lennar Land Partners Sub II, Inc.	NV
Lennar Land Partners Sub, Inc.	DE
Lennar Layton, LLC	DE
Lennar Mare Island, LLC	CA
Lennar Marina A Funding, LLC	DE
Lennar Massachusetts Properties, Inc.	DE
Lennar Multifamily Communities, LLC	DE
Lennar New Jersey Properties, Inc.	DE
Lennar New York, LLC	NY
Lennar Northeast Properties LLC	NJ
Lennar Northeast Properties, Inc.	NV
Lennar Northwest, Inc.	DE
Lennar Pacific Properties Management, Inc.	DE
Lennar Pacific Properties, Inc.	DE
Lennar Pacific, Inc.	DE
Lennar PI Acquisition, LLC	NJ
Lennar PI Property Acquisition, LLC	NJ
Lennar PIS Management Company, LLC	DE
Lennar PNW, Inc.	WA
Lennar Port Imperial South, LLC	DE
Lennar Realty, Inc.	FL
Lennar Renaissance, Inc.	CA
Lennar Reno, LLC	NV
Lennar Riverside West Urban Renewal Company, L.L.C.	NJ
Lennar Riverside West, LLC	DE
Lennar Sacramento, Inc.	CA
Lennar Sales Corp.	CA
Lennar San Jose Holdings, Inc.	CA
Lennar Southland I, Inc.	CA
Lennar Southwest Holding Corp.	NV
Lennar Texas Holding Company	TX
Lennar Trading Company, LP	TX
Lennar Ventures, LLC	FL
Lennar West Valley, LLC	CA
Lennar.com Inc.	FL
LFS Holding Company, LLC	DE

Schedule 1

LH Eastwind, LLC	FL
LHI Renaissance, LLC	FL
LNC at Meadowbrook, LLC	IL
LNC at Ravenna, LLC	IL
LNC Communities I, Inc.	CO
LNC Communities II, LLC	CO
LNC Communities III, Inc.	CO
LNC Communities IV, LLC	CO
LNC Communities IX, LLC	CO
LNC Communities V, LLC	CO
LNC Communities VI, LLC	CO
LNC Communities VII, LLC	CO
LNC Communities VIII, LLC	CO
LNC Northeast Mortgage, Inc.	DE
LNC Pennsylvania Realty, Inc.	PA
Long Beach Development, LLC	TX
Lori Gardens Associates II, LLC	NJ
Lori Gardens Associates III, LLC	NJ
Lorton Station, LLC	VA
Madrona Village L.L.C.	IL
Madrona Village Mews L.L.C.	IL
Mid-County Utilities, Inc.	MD
Mission Viejo 12S Venture, LP	CA
Mission Viejo Holdings, Inc.	CA
North American Asset Development Corporation	CA
North American Title Company, Inc. (CA)	CA
Northbridge L.L.C.	IL
Northeastern Properties LP, Inc.	NV
Palm Gardens At Doral Clubhouse, LLC	FL
Palm Gardens at Doral, LLC	FL
Palm Vista Preserve, LLC	FL
PG Properties Holding, LLC	NC
Pioneer Meadows Development, LLC	NV
Pioneer Meadows Investments, LLC	NV
POMAC, LLC	MD
Prestonfield L.L.C.	IL
PT Metro, LLC	DE
Raintree Village II L.L.C.	IL
Raintree Village, L.L.C.	IL
Rivenhome Corporation	FL
Rutenberg Homes of Texas, Inc.	TX

Schedule 1

Rutenberg Homes, Inc.	FL
Rye Hill Company, LLC	NY
S. Florida Construction II, LLC	FL
S. Florida Construction III, LLC	FL
S. Florida Construction, LLC	FL
San Felipe Indemnity Co., Ltd.	Bermuda
San Lucia, LLC	FL
Savell Gulley Development, LLC	TX
Scarsdale, LTD.	TX
Seminole/70th, LLC	FL
Siena at Old Orchard, LLC	IL
Spanish Springs Development, LLC	NV
Stoney Corporation	FL
Strategic Cable Technologies, L.P.	TX
Strategic Holdings, Inc.	NV
Strategic Technologies, LLC	FL
Summerfield Venture L.L.C.	IL
Summerwood, LLC	MD
Temecula Valley, LLC	DE
The LNC Northeast Group, Inc.	DE
The Preserve at Coconut Creek, LLC	FL
U.S. Home Corporation	DE
U.S. Home of Arizona Construction Co.	AZ
U.S. Home Realty, Inc.	TX
U.S.H. Los Prados, Inc.	NV
U.S.H. Realty, Inc.	MD
USH - Flag, LLC	FL
USH (West Lake), Inc.	NJ
USH Equity Corporation	NV
USH Woodbridge, Inc.	TX
UST Lennar GP PIS 10, LLC	DE
UST Lennar GP PIS 7, LLC	DE
WCP, LLC	SC
West Chocolate Bayou Development, LLC	TX
West Van Buren L.L.C.	IL
Westchase, Inc.	NV

SCHEDULE 2

1.	Eighth Supplemental Indenture, dated as of February 12, 2014, between the Borrower and The Bank of New York Mellon, as trustee (relating to the Borrower’s 4.500% Senior Notes due 2019).

2.	Indenture, dated as of December 31, 1997, between the Borrower and Bank One Trust Company, N.A., as trustee.

3.	Sixth Supplemental Indenture, dated February 5, 2003, between the Borrower and Bank One Trust Company, N.A., as trustee (relating to 5.950% Senior Notes due 2013).

4.	Indenture, dated August 12, 2004, between the Borrower and J.P. Morgan Trust Company, N. A., as trustee (relating to Lennar’s 5.50% Senior Notes due 2014).

5.	Indenture, dated April 28, 2005, between the Borrower and J.P. Morgan Trust Company, N. A., as trustee (relating to Lennar’s 5.60% Senior Notes due 2015).

6.	Indenture, dated April 26, 2006, between the Borrower and J.P. Morgan Trust Company, N. A., as trustee (relating to Lennar’s 6.50% Senior Notes due 2016).

7.	Indenture, dated May 4, 2010, between the Borrower and The Bank of New York Mellon, as trustee (relating to Lennar’s 6.95% Senior Notes due 2018).

8.	Indenture, dated May 4, 2010, between the Borrower and The Bank of New York Mellon, as trustee (relating to Lennar’s 2.00% Convertible Senior Notes due 2020).

9.	Indenture, dated November 10, 2010, between the Borrower and The Bank of New York Mellon, as trustee (relating to Lennar’s 2.75% Convertible Senior Notes due 2020).

10.	Indenture, dated November 29, 2011, between the Borrower and The Bank of New York Mellon, as trustee (relating to Lennar’s 3.25% Convertible Senior Notes due 2021).

11.	Indenture, dated April 30, 2009, between the Borrower and The Bank of New York Mellon, as trustee (relating to Lennar’s 12.25% Senior Notes due 2017).

12.	Indenture, dated July 20, 2012, between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee (relating to Lennar’s 4.75% Senior Notes due 2017).

13.	Indenture, dated October 23, 2012, between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee (relating to Lennar’s 4.75% Senior Notes due 2022).

Schedule 2

14.	Indenture, dated February 4, 2013, between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee (relating to the Borrower’s 4.125% Senior Notes due 2018).

15.	Borrower 2007 Equity Incentive Plan.

16.	Borrower 2012 Incentive Compensation Plan.

17.	Borrower Employee Stock Ownership Plan and Trust.

18.	Amendment dated December 13, 1989 to the Borrower’s Employee Stock Ownership Plan.

19.	Borrower Employee Stock Ownership/401(k) Trust Agreement dated December 13, 1989.

20.	Amendment dated April 18, 1990 to the Borrower Employee Stock Ownership/401(k) Plan.

21.	Borrower Nonqualified Deferred Compensation Plan.

22.	Aircraft Time-Sharing Agreement, dated August 17, 2005, between U.S. Home Corporation and Stuart Miller.

23.	Amendment No. 1 to Aircraft Time-Sharing Agreement, dated September 1, 2005, between U. S. Home Corporation and Stuart Miller.

24.	Master Issuing and Paying Agency Agreement, dated March 29, 2006, between the Borrower and JPMorgan Chase Bank, N.A.

25.	Membership Interest Purchase Agreement, dated as of November 30, 2007, by and among the Borrower, Lennar Homes of California, Inc., the Sellers named in the agreement and MS Rialto Residential Holdings, LLC.

26.	Distribution Agreement, dated April 20, 2009, between the Borrower and J.P. Morgan Securities, Inc., as agent (relating to sales by the Borrower of its Class A common stock).

27.	Distribution Agreement, dated April 20, 2009, between the Borrower and Citigroup Capital Markets Inc., as agent (relating to sales by the Borrower of its Class A common stock).

28.	Distribution Agreement, dated April 20, 2009, between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated., as agent (relating to sales by the Borrower of its Class A common stock).

29.	Aircraft Time-Sharing Agreement, dated January 26, 2010, between U.S. Home Corporation and Richard Beckwitt.

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the lenders or other financial institutions that are parties as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the lenders or other financial institutions that are parties as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the lenders or other financial institutions that are parties as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of June     , 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LENNAR CORPORATION, a Delaware corporation (the “Borrower”), the lenders or other financial institutions that are parties as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT H

FORM OF LETTER OF CREDIT APPLICATION

[INSERT NAME OF L/C ISSUER]

Letter of Credit number:

APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT

Applicant (Full name and address): Lennar Corporation 700 NW 107th Avenue, Suite 400, Miami, Florida 33172			Issuing Bank: [INSERT ADDRESS OF L/C ISSUER]

Date of Application:			Expiry Date:

Place of Expiry:

☐	Issue by (air) mail	☐ with brief advice by teletransmission	Beneficiary (Full name and address):

☐		Issue by teletransmission

☐		Issue by courier

☐		Applicant to arrange pick-up

☐		Issue by other (specify):

Name, Address and Jurisdiction of Organization of any Affiliated Account Party for this Credit (or specify “None”):

Confirmation of the Credit:			Amount in Figures and Words (United States Dollars only):

☐		not requested

☐		requested

☐		authorized if requested by Beneficiary

☐ Letter of credit to be issued with the terms and conditions set forth in the attached specimen.

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Credit available against the document(s) detailed herein:

☐	Beneficiary’s sight draft(s) drawn on Issuing Bank

☐	Original Credit and any and all amendments to the Credit

☐	Beneficiary’s signed and dated statement, reading as follows:

☐	Other documents (specify issuer(s) and data content):

Credit to be issued subject to (check one):

☐ International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (ISP98), or such later revision thereof as may be in effect when the Credit is issued.

☐ Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (UCP 600), or such later revision thereof as may be in effect when the Credit is issued.

☐ See attached for additional instructions	☐	Check if only a single drawing for all or a portion of the amount of the letter of credit is permitted

The undersigned requests you to issue your irrevocable Letter of Credit (herein called the “Credit”), substantially in accordance with these instructions (marked (x) where appropriate). This application is an Application referred to in the Second Amended and Restated Credit Agreement dated as of June [—], 2014, as amended, supplemented or otherwise modified from time to time, made by, amongst others, the undersigned and you.

Applicant’s Name: Lennar Corporation

By:

Print Name:

Title:

4